Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

BLUEBIRD BIO, INC.,

PRECISION GENOME ENGINEERING, INC.,

DR. ANDREW SCHARENBERG, M.D., AS REPRESENTATIVE,

AND

THE OTHER PERSONS LISTED ON THE SIGNATURE PAGES HERETO

DATED AS OF JUNE 30, 2014

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3.23.	Environmental Matters	33
3.24.	Powers of Attorney; Guarantees	34
3.25.	Banking Relations	34
3.26.	Disclosure	34

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE EXISTING EQUITYHOLDERS		34
4.1.	Ownership of Shares	34
4.2.	Authorization of Transactions	35
4.3.	Absence of Conflicts	35
4.4.	Litigation	35
4.5.	Other Agreements	35
4.6.	Brokerage	35
4.7.	Investment Representation	36

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		36
5.1.	Organization	36
5.2.	Authorization of Transaction	36
5.3.	Valid Issuance of Buyer Common Stock	36
5.4.	No Conflicts	37
5.5.	Investment Representation	37
5.6.	Commission Filings	37
5.7.	Litigation	38
5.8.	Brokerage	38
5.9.	Consent to Promissory Note Termination	38

ARTICLE VI CONDITIONS TO CLOSING		38
6.1.	Conditions to Buyer’s Obligation	38
6.2.	Conditions to the Company’s and the Equityholders’ Obligations	40
6.3.	Right to Proceed	41

ARTICLE VII POST-CLOSING COVENANTS		41
7.1.	Mandatory Shelf Registration	41
7.2.	Location of Company	41
7.3.	Tax Matters	41

ARTICLE VIII INDEMNIFICATION AND RELATED MATTERS		43
8.1.	Survival	43
8.2.	Indemnification	44

ARTICLE IX ADDITIONAL AGREEMENTS		49
9.1.	Press Releases and Announcements	49
9.2.	Further Assurances	50
9.3.	Specific Performance	50
9.4.	Expenses	50
9.5.	Non-Competition, Non-Solicitation and Confidentiality	50
9.6.	Transitional Assistance	52

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9.7.	Appointment of Representative	52

ARTICLE X MISCELLANEOUS		55
10.1.	Amendment	55
10.2.	Waiver	55
10.3.	Notices	55
10.4.	Binding Agreement; Assignment	56
10.5.	Severability	56
10.6.	Construction	56
10.7.	Captions	57
10.8.	Entire Agreement	57
10.9.	Counterparts	57
10.10.	Governing Law	57
10.11.	Parties in Interest	57
10.12.	CONSENT TO JURISDICTION	57
10.13.	Arbitration	57
10.14.	Delivery by Facsimile	59
10.15.	Independent Legal Advice	59

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INDEX OF EXHIBITS

Exhibit A	Schedule of Equityholders and MCOP Participants
Exhibit B	Contingent Payments
Exhibit C	Exclusive License Agreement
Exhibit D	Form of Lock-Up
Exhibit E	Form of Employment Agreement
Exhibit F	Form of Consulting and Advisory Board Agreement
Exhibit G	Form of Opinion of Company Counsel
Exhibit H	Form of Release
Exhibit I	Closing Cash Allocation Schedule

INDEX OF SCHEDULES

Schedule 3.2(a)	Organization and Corporate Power
Schedule 3.2(b)	Capitalization
Schedule 3.2(c)	Directors and Officers
Schedule 3.5	Absence of Conflicts
Schedule 3.6(a)	Financial Statements
Schedule 3.7	Absence of Undisclosed Liabilities
Schedule 3.8	Absence of Certain Developments
Schedule 3.9(b)	Real Property Leases and Subleases
Schedule 3.9(c)	Personal Property
Schedule 3.9(d)	Condition of Leases Properties
Schedule 3.10	Taxes
Schedule 3.11	Contracts and Commitments
Schedule 3.12	Intellectual Property Assets
Schedule 3.13	Litigation; Proceedings
Schedule 3.15(a)	Permits
Schedule 3.17(a)	Employees
Schedule 3.18(a)	Employee Benefit Plans
Schedule 3.18(b)	Unpaid but Accrued Contributions
Schedule 3.19	Insurance
Schedule 3.20	Suppliers
Schedule 3.21	Affiliate Transactions
Schedule 3.24	Powers of Attorney
Schedule 3.25	Banking Relations

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of June 30, 2014, by and among Precision Genome Engineering, Inc., a Washington corporation (the “Company”), Dr. Andrew Scharenberg, M.D., as Representative (as further described in Section 9.7), each of the stockholders and Optionholders (as defined below) of the Company listed on the signature pages hereto (each such stockholder and Optionholder, an “Equityholder,” and collectively, the “Equityholders”), and bluebird bio, Inc., a Delaware corporation (“Buyer”). The Company, the Equityholders, the Representative and Buyer are collectively referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms used in this Agreement without definition shall have the meaning given to such terms in ARTICLE I hereof.

WHEREAS, the Company is engaged in the business of discovering and preclinically developing pharmaceutical product candidates utilizing gene editing technology (the “Business”);

WHEREAS, the Existing Equityholders own of record and beneficially all of the issued and outstanding capital stock of the Company, consisting of 176,865 shares of the common stock, par value $0.001 per share (“Common Stock”), of the Company (said shares being referred to herein as the “Company Shares”) as set forth on Exhibit A attached hereto; and

WHEREAS, the Existing Equityholders desire to sell all of the Company Shares to Buyer together with the goodwill of the Company represented thereby, and Buyer desires to acquire all of the Company Shares and related goodwill of the Company from the Existing Equityholders, and thereby own all of the outstanding capital stock, together with the goodwill, of the Company; and

WHEREAS, the Optionholders desire to cancel their options to purchase Common Stock in exchange for the payments set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Aggregate Closing Shares” means the number of Buyer Shares determined by dividing the (i) the Purchase Price minus the Aggregate Dollar Amount by (ii) the Buyer Per Share Price, rounded to the nearest whole share.

“Aggregate Dollar Amount” means the total dollar amount set forth on the Closing Cash Allocation Schedule.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Burks Cash Payment” means $25,000.

“Burks Stock Payment” means that number of Buyer Shares determined by dividing $125,000 by the Buyer Per Share Price, rounded down to the nearest whole share.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Boston, Massachusetts or Seattle, Washington.

“Buyer Per Share Price” means $38.25.

“Buyer Shares” means the Buyer’s common stock, par value $0.01 per share.

“Closing Cash Allocation Schedule” means the schedule attached hereto as Exhibit I listing all of the Equityholders and MCOP Participants with respect to whom cash in the amount(s) indicated next to each such Equityholder’s and MCOP Participant’s name on such schedule will (a) with respect to such individuals who were employees of the Company immediately prior to the Closing, be remitted by Buyer to the appropriate Tax authorities on behalf of such individuals and (b) with respect to such individuals who were non-employee service providers of the Company immediately prior to the Closing, be delivered to such individuals by wire transfer of immediately available funds to the accounts designated by such individuals.

“Closing Distributable Shares” means the difference determined by subtracting the Holdback Shares from the Aggregate Closing Shares.

“Closing Equityholder Shares” means that number of Buyer Shares equal to the product determined by multiplying the Closing Distributable Shares by the Equityholder Percentage.

“Closing MCOP Shares” means that number of Buyer Shares equal to the product determined by multiplying the Closing Distributable Shares by the MCOP Percentage, rounded to the nearest whole share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or used or held for use by the Company in the Business and all Products. “Company Intellectual Property Assets” includes, without limitation, the Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

“Company Transaction Expenses” means all unpaid fees and expenses accrued or incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the closing of the transactions described herein, including all legal, accounting, investment banking, tax and financial advisory and all other unpaid fees and expenses of third Persons accrued or incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the closing of the transactions described herein.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Company is a party or by which any of its assets are bound.

“Current Assets” means, at any time, the current assets of the Company determined on a basis in accordance with GAAP applied using the same accounting methods, practices, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Latest Balance Sheet, excluding all Tax assets.

“Current Liabilities” means the current liabilities of the Company determined on a basis in accordance with GAAP applied using the same accounting methods, practices, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Latest Balance Sheet, including all Tax liabilities other than deferred Tax liabilities; provided, however, that notwithstanding anything in this Agreement to the contrary, “Current Liabilities” shall include all Company Transaction Expenses, but shall specifically exclude (i) any Tax liabilities arising from or related to (whether accrued or unaccrued and whether funded or unfunded) any awards under the Management Compensation Plan and/or the Stock Option Plan, (ii) any liability to Christian Burks (“Burks”) pursuant to Section 1(c) of that certain Separation Agreement and Release by and between the Company and Burks dated May 28, 2014 and (iii) any payment obligations pursuant to the sublicense agreement with Life Technologies Corporation in the form attached hereto as Exhibit C.

“Employee Program” means (A) all employee benefit plans, agreements and arrangements (including any informal arrangements), including, but not limited to, multiple employer welfare arrangements, and plans to which more than one unaffiliated employer contributes; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, notice of termination, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements and vacation plans; and (C) all plans or arrangements providing compensation to employee and non-employee directors. An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries).

“Environmental Requirements” means all federal, state, provincial, local, municipal and foreign statutes, regulations, ordinances, codes, policies and other provisions, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health (including health and safety of workers) and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.

“Equityholder Contingent Payment” means the amount, with respect to any given Contingent Payment, equal to the product determined by multiplying such Contingent Payment by the Equityholder Percentage.

“Equityholder Holdback Shares” means that number of Buyer Shares equal to the product determined by multiplying the aggregate number of Holdback Shares by the Equityholder Percentage.

“Equityholder Percentage” means forty percent (40%).

“Equityholder Representative Fund” means an amount in cash equal to $100,000.

“Escrow Agent” means U.S. Bank National Association.

“Existing Equityholders” means the Equityholders, excluding any person who was an Optionholder and owned no Company Shares immediately prior to the Closing Date.

“Founder Equityholders” means each of Dr. Jordan Jarjour, Ph.D., Dr. Alexander (Sasha) Astrakhan, Ph.D. and Dr. Andrew Scharenberg, M.D.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

“Holdback Amount” means the product obtained by multiplying (i) the sum of the Purchase Price plus the Equityholder Representative Fund by (ii) fifteen percent (15%).

“Holdback Shares” means that number of Buyer Shares equal to the Holdback Amount divided by the Buyer Per Share Price.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under leases recorded for accounting purposes by the applicable Person as capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases), and (ix) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations.

“Intellectual Property Assets” means: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Knowledge” and any derivative of the word, whether or not capitalized, (a) when used with respect to a natural person, refers to those things that the person actually knows or should know after reasonable investigation, and (b) when used with respect to the Company, refers to those things that each of Dr. Jordan Jarjour, Ph.D., Dr. Alexander (Sasha) Astrakhan, Ph.D. and Dr. Andrew Scharenberg, M.D. actually knows or should know after reasonable investigation.

“Letter of Intent” means that certain letter agreement, dated as of May 5, 2014, between Buyer and the Company.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any mortgage, charge, pledge, security interest, condition, equitable interest, lien (statutory or other), option, security interest, easement, encroachment, right of way, right of first refusal, claim, encumbrance, lien or restriction of any kind.

“Management Compensation Plan” shall mean the Company’s Management Change of Control Plan effective as of June 27, 2014.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets or liabilities (including contingent liabilities), prospects, results of operations or the condition (financial or otherwise) of the Business or the Company or (b) the ability of

Buyer to operate or conduct the Business in the manner in which it is currently or contemplated to be operated or conducted by the Company provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; or (vii) any natural or man-made disaster or acts of God; except, with respect to the foregoing clauses (i)-(vii), where any such event, occurrence, fact, condition or change adversely affects the Company in a disproportionate manner relative to other similarly-situated participants in the industries or markets in which the Company operates.

“MCOP Contingent Payment” means the amount, with respect to any given Contingent Payment, equal to the product determined by multiplying such Contingent Payment by the MCOP Percentage.

“MCOP Holdback Shares” means that number of Buyer Shares equal to the product determined by multiplying the aggregate number of Holdback Shares by the MCOP Percentage.

“MCOP Participant Percentage” means each MCOP Participant’s respective percentage of the aggregate Bonus Fund (as that term is defined in the Management Compensation Plan) as set forth on Exhibit A hereto.

“MCOP Participants” shall mean those individuals participating in the Management Compensation Plan as set forth on Exhibit A hereto.

“MCOP Percentage” means sixty percent (60%).

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Option” means any option to purchase Common Stock granted under the Stock Option Plan and outstanding as of immediately prior to the Closing Date.

“Optionholder” means a holder of an Option.

“Percentage Share” means, for each Equityholder, the percentage set forth on Exhibit A.

“Permitted Liens” means (i) non-consensual Liens for Taxes or other governmental charges, assessments or levies that are not delinquent, (ii) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that do not materially detract from the value of the property encumbered thereby, and

(iii) minor imperfections of title, conditions, easements and reservations of rights, including easements and reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, encroachments, covenants and restrictions. Notwithstanding the foregoing, any Lien for Indebtedness as of the Closing will not be a Permitted Lien.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority, body or entity or any department, agency or political subdivision thereof.

“Promissory Note” means that certain promissory note issued by the Company in favor of Buyer, dated as of June 16, 2014, in the principal amount of $200,000.

“Purchase Price” means an amount equal to (a) $24.0 million, minus (b) the Equityholder Representative Fund, minus (c) the amount, if any, by which Target Working Capital exceeds Estimated Closing Working Capital, plus (d) the amount, if any, by which Estimated Closing Working Capital exceeds Target Working Capital. The Purchase Price is subject to further adjustment following the Closing in accordance with Section 2.12.

“Software” means computer software and firmware (including source code, object code and software-related specifications and documentation) other than generally commercially available to the public software products licensed under applicable shrink-wrap end user license agreements.

“Stock Option Plan” means the Company’s 2011 Equity Incentive Plan.

“Target Working Capital” means $(212,906.45).

“Tax Returns” means returns, declarations, elections, designations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Tax” or “Taxes” means any federal, state, municipal, local or foreign income, gross receipts, capital, paid-up capital, capital gains, franchise, alternative or add-on minimum, estimated, sales, harmonized sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and any liability for any of the foregoing as a transferee, successor, guarantor or by contract or operation of the law.

“Total MCOP Shares” means that number of Buyer Shares equal to the sum of the Closing MCOP Shares plus the MCOP Holdback Shares.

“Total Equityholder Shares” means that number of Buyer Shares equal to the sum of the Closing Equityholder Shares plus the Equityholder Holdback Shares.

“Transaction Documents” means this Agreement and any other agreement, document, instrument or certificate contemplated hereby to which the Company or any Equityholder is a party.

“Working Capital” means the excess (or deficiency) of the Current Assets (calculated as specified in the definition thereof) over the Current Liabilities (calculated as specified in the definition thereof).

1.2. Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Defined Term	Section Reference
Action	3.13
Agreement	Preamble
Applicable Limitation Date	8.1(a)
Arbitrable Dispute	10.13
Arbitrators	10.13(b)
Authorized Action	9.7(d)
Basket	8.2(d)(ii)
Business	Preamble
Buyer	Preamble
Buyer Commission Reports	5.6(a)
Buyer Parties	8.2(a)
Cap	8.2(d)(ii)
Closing	2.9
Closing Date	2.9
Closing Statement	2.12(a)
Closing Working Capital	2.12(a)
Commission	5.5
Common Stock	Preamble
Company	Preamble
Company Contracts	3.11(b)
Company Copyrights	3.12(a)
Company Marks	3.12(a)
Company Patents	3.12(a)
Company Shares	Preamble
Company Trade Secrets	3.12(b)(xiii)
Confidential Information	9.5(c)
Contingent Payments	2.10
Contingent Workers	3.17(a)
Copyrights	1.1 (definition of Intellectual Property Assets)
Costs and Fees	10.13(c)(i)
Dispute Notice	2.12(a)
Estimated Closing Working Capital	2.11

FDA	3.16(a)
Financial Statements	3.6(a)
Holdback Shares	2.1(b)
Indemnified Party	8.2(e)
Indemnifying Party	8.2(e)
Independent Accounting Firm	2.12(c)
Insiders	3.21
Item of Dispute	2.12(a)
Key Company Employees	6.1(e)
Latest Balance Sheet	3.6(a)
Leased Properties	3.9(b)
Licenses In	3.12(a)
Licenses Out	3.12(a)
Loss(es)	8.2(a)
Mandatory Shelf Registration Statement	7.1(a)
Marks	1.1 (definition of Intellectual Property Assets)
Non-Compete Period	9.5(a)
Party(ies)	Preamble
Patents	1.1 (definition of Intellectual Property Assets)
Permits	3.15(a)
Pre-Closing Company Returns	7.3(b)(i)
Products	3.12(a)
Representative	9.7(a)
Schedules	ARTICLE III
Securities Act	5.5
Seller Parties	8.2(c)
Shortfall	2.12(e)
Social Security Act	3.15(b)
Equityholder(s)	Preamble
Straddle Period	7.3(a)
Straddle Period Company Returns	7.3(b)(iii)
Tax Contest	7.3(c)(iii)
Third Party IP	3.12(b)(viii)
Trade Secrets	1.1 (definition of Intellectual Property Assets)
Union	3.17(b)

ARTICLE II

SALE OF STOCK AND PURCHASE PRICE

2.1. Purchase Price Payments to Equityholders.

(a) Company Shares. In exchange for the Company Shares being sold pursuant to Section 2.7, Buyer shall issue or pay to, or remit to the appropriate Tax authorities on behalf of, as appropriate, the Equityholders (A) the Total Equityholder Shares, plus (B) with respect to those Equityholders listed on the Closing Cash Allocation Schedule, such individual’s share of the Aggregate Dollar Amount (as set forth on the Closing Cash Allocation Schedule) plus (C) the Equityholder Contingent Payments (as defined in Section 2.10), if any, which amounts shall be payable in the manner and at such times as set forth in this Section 2.1.

(b) Stock Purchase Price. The Total Equityholder Shares shall be payable to the Equityholders as follows:

(i) The Closing Equityholder Shares shall be payable by Buyer on the Closing Date to the Equityholders, by issuance in book-entry form of Buyer Shares, registered in the names of the Equityholders allocated in accordance with Section 2.1(d).

(ii) The aggregate number of Equityholder Holdback Shares, less the applicable portion of the Equityholder Holdback Shares required to satisfy any Shortfall pursuant to Section 2.12(e) and any claims for indemnification pursuant to ARTICLE VIII, will be issued to the Equityholders eighteen (18) months following the Closing (the “Holdback Period”) and allocated in accordance with Section 2.1(d).

(c) Cash Allocation. The Aggregate Dollar Amount shall be payable to, or remitted to the applicable Tax authorities on behalf of, those Equityholders listed on the Closing Cash Allocation Schedule (in such amounts listed next to each Equityholder’s name) by the Buyer on the Closing Date in accordance with the instructions set forth on the Closing Cash Allocation Schedule, it being understood that an Equityholder may also be an MCOP Participant and the amounts listed on the Closing Cash Allocation Schedule are the aggregate amounts allocated to each such individual in both capacities.

(d) Allocation of Payments. The Closing Equityholder Shares shall be allocated among the Equityholders in accordance with their Percentage Shares after first adjusting to take into account any payments made to, or remitted on behalf of, the Equityholders in accordance with Section 2.1(c) above, in each case as set forth on Exhibit A in the schedule titled “Aggregate Payments at Closing.” The Equityholder Holdback Shares shall be allocated among the Equityholders in accordance with their Percentage Shares.

2.2. Management Compensation Plan Payments.

(a) Stock Payments. The Total MCOP Shares shall be payable to the MCOP Participants as follows:

(i) The Closing MCOP Shares shall be payable by Buyer on the Closing Date to the MCOP Participants, by issuance in book-entry form of Buyer Shares, registered in the names of the MCOP Participants in accordance with Section 2.2(c).

(ii) The aggregate number of MCOP Holdback Shares, less the applicable portion of the MCOP Holdback Shares required to satisfy any Shortfall pursuant to Section 2.12(e) and any claims for indemnification pursuant to ARTICLE VIII, will be issued to the MCOP Participants upon expiration of the Holdback Period in accordance with Section 2.2(c).

(b) Cash Allocation. The Aggregate Dollar Amount shall be payable to, or remitted to the applicable Tax authorities on behalf of, those MCOP Participants listed on the Closing Cash Allocation Schedule (in such amounts listed next to each MCOP Participant’s name) by the Buyer on the Closing Date in accordance with the instructions set forth on the Closing Cash Allocation Schedule, it being understood that an MCOP Participant may also be an Equityholder and the amounts listed on the Closing Cash Allocation Schedule are the aggregate amounts allocated to each such individual in both capacities.

(c) Allocation of Payments. The Closing MCOP Shares shall be allocated among the MCOP Participants in accordance with their MCOP Participant Percentages after first adjusting to take into account any payments made to, or remitted on behalf of, the MCOP Participants in accordance with Section 2.2(b) above, in each case as set forth on Exhibit A in the schedule titled “Aggregate Payments at Closing.” The MCOP Holdback Shares shall be allocated among the MCOP Participants in accordance with their MCOP Participant Percentages.

2.3. Burks Payments.

(a) Stock Payment. The Burks Stock Payment shall be payable by Buyer on the Closing Date by issuance in book-entry form of that number of Buyer Shares registered in the name of Burks as is equal to the Burks Stock Payment.

(b) Cash Payment. The Burks Cash Payment shall be payable by Buyer in cash on the Closing Date to Burks by check or wire transfer of immediately available funds to such addresses or accounts as may be designated by Burks.

2.4. Payment of Contingent Payments.

(a) Payable to Equityholders. The Equityholder Contingent Payments, if any, shall be payable to the Equityholders in cash in accordance with their Percentage Shares, as set forth in Exhibit A.

(b) Payable to MCOP Participants. The MCOP Contingent Payments, if any, shall be payable to the MCOP Participants in cash in accordance with their MCOP Participant Percentages, as set forth in Exhibit A.

2.5. Equityholder Representative Fund. Simultaneously with the Closing, Buyer will deposit with the Escrow Agent (to be held in a separate account), by wire transfer of immediately available funds, an amount of cash equal to the Equityholder Representative Fund to provide for the reimbursement of expenses incurred by the Representative in connection with the performance of its duties under this Agreement. The deposit of the Equityholder Representative Fund by Buyer to the Escrow Agent shall completely discharge Buyer’s obligations with respect to such amount, and in no event shall Buyer have any responsibility or liability whatsoever for the manner in which the Representative administers the Equityholder Representative Fund, or for causing or ensuring that all or any portion of the Equityholder Representative Fund is ultimately paid or distributed to the Equityholders.

2.6. Tax Withholding. Notwithstanding anything to the contrary contained herein, Buyer and the Company shall be entitled to deduct and withhold from any amount otherwise payable hereunder to a Equityholder (including those Equityholders who were Optionholders immediately prior to the Closing), a MCOP Participant or Christian Burks, as applicable, such amounts as may be required or entitled by Buyer to be deducted and withheld with respect to the making of such payment under the Code, or any provision of any applicable Tax law. To the extent that amounts are so withheld or deducted by Buyer or the Company hereunder, such amounts withheld or deducted shall be treated for all purposes of this Agreement as having been paid to such Equityholder, MCOP Participant or Burks, as applicable, with respect to which such withholding or deduction was made. Without limiting the generality of the foregoing, each of the Equityholders and MCOP Participants who are listed on Exhibit I hereto agree and acknowledge that the Closing Distributable Shares are issued to the Equityholders and MCOP Participants net of the number of Buyer Shares equal in value (based on the Buyer Per Share Price) to the amount(s) indicated next to each such Equityholder’s and MCOP Participant’s name on the Closing Cash Allocation Schedule, and such amounts will be (a) with respect to such individuals who were employees of the Company immediately prior to the Closing, remitted by Buyer to the appropriate Tax authorities on behalf of such individuals and (b) with respect to such individuals who were non-employee service providers of the Company immediately prior to the Closing, delivered to such individuals by wire transfer of immediately available funds to the accounts designated by such individuals.

2.7. Transfer of Company Shares. At the Closing, each Equityholder who owns Company Shares shall deliver or cause to be delivered to Buyer certificates representing all of the Company Shares owned by such Equityholder, in exchange for Buyer Shares payable in accordance with Section 2.1. Such stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such signature guarantees and such other documents as may be reasonably required by Buyer to effect a valid transfer of such Company Shares by such Equityholder, free and clear of any and all Liens. Each Equityholder by execution of this Agreement hereby appoints Buyer as such Equityholder’s attorney-in-fact to effectuate transfer of the Company Shares at the Closing.

2.8. Treatment of Stock Options; Termination of Stock Option Plan. Immediately prior to the Closing, each Option that is outstanding and unexercised immediately prior to the Closing, whether or not then vested or exercisable, shall be, by virtue of the Closing and without any action on the part of the Company, Buyer, the Optionholder or any other Person, cancelled in its entirety and each Optionholder shall cease to have any rights with respect thereto other than the right to receive payments under this Agreement, in an amount based on the Percentage Share listed next to such person’s name on Exhibit A. Immediately prior to the Closing, such Optionholders shall not exercise such Options. Effective upon the Closing, the Stock Option Plan shall be terminated in its entirety and all Optionholders shall have no other rights thereunder except as specifically set forth in this Section 2.8.

2.9. Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, at 10:00 a.m., Boston time, on the third Business Day following satisfaction or waiver of the conditions to the obligations of the Parties set forth in Sections 6.1 and 6.2, or at such other place or at such other time or on such other date as may be mutually agreeable to Buyer and the Company. The date of the Closing is herein referred to as the “Closing Date.”

2.10. Contingent Payments. In addition to the payments on the Closing Date and any Holdback Amount, upon achievement of the performance goals listed in Exhibit B attached hereto (which is incorporated herein by reference), and subject to the terms and conditions contained therein, Buyer shall pay to the Equityholders and the MCOP Participants the amounts, if any, earned in accordance with the terms of Exhibit B (the “Contingent Payments”). Any amount to be so paid shall be delivered to the Equityholders and the MCOP Participants by check or wire transfer of immediately available funds to such addresses or accounts as may be designated by the Equityholders and the MCOP Participants, in each case net of any applicable Taxes as described in Section 2.6, on the date set forth on Exhibit B; provided, however, that if there is a dispute regarding the calculation of any Contingent Payment, Buyer shall not be obligated to make such Contingent Payment until such dispute shall have been finally resolved in accordance with the provisions of Section 10.13. For the avoidance of doubt, the Parties acknowledge and agree that payment by Buyer of the Contingent Payments, if any, in accordance with the terms hereof shall not be dependent upon the continued employment with Buyer or the Company of any Equityholder or any MCOP Participant.

2.11. Working Capital Estimate. At least two Business Days prior to the Closing, the Company will prepare and deliver to Buyer a statement setting forth its good faith estimate of the Working Capital of the Company as of the Closing (the “Estimated Closing Working Capital”).

2.12. Closing Statement; Post-Closing Adjustments to Purchase Price.

(a) Closing Statement. Promptly, but in any event within 90 days after the Closing, Buyer shall furnish to the Representative a written statement (the “Closing Statement”) setting forth as of the Closing the Working Capital (the “Closing Working Capital”). Unless within the 30-day period following the Representative’s receipt of the Closing Statement, the Representative delivers written notice to Buyer (the “Dispute Notice”) setting forth in reasonable detail any and all items of disagreement related to the Closing Statement, including the amount thereof (each, an “Item of Dispute”), the Closing Statement shall be conclusive and binding upon each of the Parties; provided that the only basis on which the Representative shall be permitted to submit an Item of Dispute is that such Item of Dispute was not prepared in accordance with the guidelines and procedures set forth in this Agreement or the Closing Statement contains a mathematical or clerical error or errors. The Parties shall and shall cause their respective Affiliates to cooperate fully with Buyer in connection with the preparation of the Closing Statement. After the delivery of the Closing Statement, Buyer shall cooperate with the

Representative in connection with its review of the Closing Statement, including, without limitation, by providing the Representative and its accountants reasonable access during normal business hours to materials used in the preparation of the Closing Statement.

(b) Dispute Resolution by the Parties. If the Representative delivers the Dispute Notice to Buyer within the required 30-day period, Buyer and the Representative shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Closing Statement shall be modified as necessary to reflect such resolution; provided that no Item of Dispute shall be resolved so that it is more than the amount thereof shown in the calculation delivered by the Representative nor less than the amount thereof shown in the calculation delivered by Buyer. If all Items of Dispute are so resolved, the Closing Statement (as so modified) shall be conclusive and binding on all Parties.

(c) Determination by Independent Accounting Firm. If any Item of Dispute remains unresolved for a period of 30 days after Buyer’s receipt of the Dispute Notice, Buyer and the Representative shall, within 10 days thereafter, submit the dispute to a mutually agreed upon independent accounting firm (the “Independent Accounting Firm”). If Buyer and the Representative are unable to mutually agree upon such an accounting firm within such 10-day period, then Buyer and the Representative shall, within five days thereafter, each select a nationally recognized accounting firm. Within five days after their selection, those two accounting firms shall select a third nationally recognized accounting firm, which third accounting firm shall act as the Independent Accounting Firm. Such third nationally recognized accounting firm shall not be an accounting firm that has performed accounting or similar services for Buyer or the Representative in the past three years. Buyer and the Representative shall each provide their respective calculations of the Closing Working Capital and the Items of Dispute in writing to the Independent Accounting Firm and shall request that the Independent Accounting Firm render a written determination, which determination (i) shall be solely based on whether each such Item of Dispute was prepared in accordance with the guidelines and procedures set forth in this Agreement or whether each such Item of Dispute contains a mathematical or clerical error or errors and (ii) shall not be resolved so the final amount determined by the Independent Accounting Firm is more than the larger amount thereof shown in the calculation of the Item of Dispute delivered by the Representative or Buyer, as the case may be, or less than the smaller amount thereof shown in the calculation delivered by the Representative or Buyer, as the case may be, as to each unresolved Item of Dispute as soon as reasonably practicable, but in no event later than 30 days after its retention, and the Parties shall cooperate fully with the Independent Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Independent Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, absent manifest error or willful misconduct, and the Closing Working Capital shall be modified to the extent necessary to reflect such determination. The fees and expenses of the Independent Accounting Firm shall be paid by the Party whose calculation of the Closing Working Capital is furthest from the determination rendered by the Independent Accounting Firm.

(d) Final Closing Working Capital. The Closing Working Capital shall be deemed final for the purposes of this Section 2.12 upon the earliest of (x) the failure of the Representative to provide Buyer with a Dispute Notice within 30 days of Buyer’s delivery of the Closing Statement, (y) the resolution of all Items of Dispute pursuant to Section 2.12(b) by the Representative and Buyer and (z) the resolution of all Items of Dispute, pursuant to Section

2.12(c), by the Independent Accounting Firm. Upon the final determination of the Closing Working Capital as set forth in this paragraph (d), Buyer shall adjust, if applicable, the Closing Statement accordingly, and such adjusted Closing Statement shall be deemed final.

(e) Working Capital Adjustment. If the amount of the Closing Working Capital as reflected on the final Closing Statement is less than the Estimated Closing Working Capital, then the Purchase Price shall be reduced by an amount equal to such shortfall (the “Shortfall”). The Shortfall shall be paid by deducting such number of Holdback Shares equal to the dollar amount of the Shortfall divided by the Buyer Per Share Price, rounded down to the nearest whole share, and the Representative shall authorize any payment in respect of such claims. If the amount of the Closing Working Capital as reflected on the final Closing Statement is greater than the Estimated Closing Working Capital, then the Purchase Price shall be increased by an amount equal to such excess. Buyer shall issue to the Equityholders and the MCOP Participants an aggregate number of the Buyer Shares having a value equal to such excess (calculated by dividing the dollar amount of such excess by the Buyer Per Share Price), which amount shall be allocated among the Equityholders and MCOP Participants in the same manner as were the Buyer Shares received by such persons at Closing. Any such payment shall be made within 10 Business Days after the Closing Statement becomes final and binding upon the Parties.

2.13. Transfer Taxes. Any transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Company Shares under this Agreement will be borne and paid by the Equityholders, and the Equityholders shall promptly reimburse the Company and Buyer for any such tax, fee or duty which any of them is required to pay under applicable law.

2.14. Agreement as to Allocation of Consideration. Each of the Equityholders and the MCOP Participants hereby acknowledges and agrees that upon the Closing, the allocation of total consideration among the Equityholders and the MCOP Participants based on the Percentage Shares, the MCOP Participation Percentages and the Closing Cash Allocation Schedule set forth on Exhibit A and Exhibit I and in accordance with this ARTICLE II shall represent and be treated by all such recipients as the correct and proper allocation of consideration under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND EXISTING EQUITYHOLDERS

On or prior to the date hereof, the Company and the Existing Equityholders have delivered to Buyer the schedules referenced in this ARTICLE III (the “Schedules”), arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained herein and setting forth, among other things, items of disclosure that are necessary or appropriate either in response to a disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this ARTICLE III. All representations and warranties made under this ARTICLE III are made by the Company and the Existing Equityholders only.

3.1. Making of Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Existing Equityholders hereby make to Buyer the representations and warranties contained in this ARTICLE III.

3.2. Organization; Corporate Power; Capitalization.

(a) The Company is a corporation duly organized and validly existing under the laws of Washington. The Company is duly licensed or qualified to do business in every jurisdiction in which such license or qualification is necessary, except where the failure to be so licensed or qualified has not had or could not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.2(a). The Company has requisite corporate power and authority to own, operate and lease its properties and to carry on its business as currently conducted. The Company has delivered to Buyer correct and complete copies of the articles of incorporation and bylaws for the Company (as amended to date and in effect on the date hereof) and no amendments thereto are pending. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books for the Company as delivered to Buyer are correct and complete, and contain copies of all organizational documents and actions taken by the Company’s board of directors (and any committees thereof) and stockholders. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws.

(b) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, of which 176,865 shares are issued and outstanding as of the date hereof and held by the holders of record set forth on Schedule 3.2(b), and 4,000,000 shares of Preferred Stock, none of which is issued and outstanding as of the date hereof. All of the issued shares of Common Stock have been duly and validly authorized and issued, are fully paid and non-assessable, were not issued in violation of the terms of any Contract binding on the Company or its assets and have been issued in compliance with applicable securities laws. The Company does not hold any Common Stock in its treasury. Schedule 3.2(b) sets forth a list of all outstanding shares of Company’s Common Stock and options to purchase Common Stock. Except as set forth on Schedule 3.2(b), there are no authorized or outstanding subscriptions, options, warrants, commitments, phantom equity rights, preemptive rights, deferred compensation, agreements, arrangements or commitments of any kind to which the Company is a party, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company, relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. Except as set forth on Schedule 3.2(b), there are no voting trusts, voting agreements, or other agreements, instruments or undertakings with respect to the voting of the Company Shares to which the Company or any Existing Equityholder is a party. Except as set forth on Schedule 3.2(b), none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Company’s Stock Plan is not assumed in an acquisition. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. The Company has no obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire any outstanding securities of the Company.

(c) Schedule 3.2(c) sets forth a complete and accurate list of all current directors and officers of the Company.

3.3. Authorization of Transactions. The Company has requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby and to perform each of its obligations hereunder and thereunder. The board of directors of the Company has duly approved this Agreement and all other Transaction Documents to which the Company is a party and have duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and all other Transaction Documents to which the Company is a party have been or, as of the Closing will be, duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.4. Subsidiaries. The Company has never had any subsidiaries and has never controlled, directly or indirectly, any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity, and the Company does not own and has never owned any shares of capital stock or any other securities of, and has not at any time made any other material investment in, any other Person.

3.5. Absence of Conflicts. Except as set forth on Schedule 3.5, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company and the Existing Equityholders do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien on the assets or properties of the Company, or (f) require any authorization, consent, approval, waiver, order, exemption or other action by or notice or declaration to, or filing with, any third party or court or administrative or other governmental body or agency, under (i) the provisions of the articles of incorporation or bylaws of the Company, (ii) any Contract binding on the Company or its assets, (iii) any Permit, (iv) any law, statute, rule, code, policy or regulation to which the Company is subject or (v) any judgment, order or decree to which the Company is subject, except, with respect to clauses (ii) and (iii), where any such conflict, default, violation or failure has not had or could not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect.

3.6. Financial Statements.

(a) The Company has delivered to Buyer and attached hereto as Schedule 3.6(a): (i) the Company’s balance sheets as of December 31, 2013 and 2012, and the related statement of income and cash flows for the respective fiscal years then ended, together with the notes thereto; and (ii) the Company’s balance sheet as of March 31, 2014 (the “Latest Balance Sheet”) and the related statement of income for the three-month period then ended. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), presents fairly the financial condition and results of operations and cash flows of the Company as of and for the periods referred to therein, and except as set forth on Schedule 3.6(a), has been prepared in accordance with GAAP consistently applied, subject in the case of the interim Financial Statements to changes resulting from normal year-end adjustments (none of which shall be material individually or in the aggregate) and the absence of footnote disclosure. Since December 31, 2013, there has been no event, occurrence, change, effect or condition of any character that individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) The Company maintains reasonable internal controls, taking into account its stages of development, which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables were recorded accurately in all material respects, and reasonable procedures are implemented to effect the collection thereof on a current and timely basis.

3.7. Absence of Undisclosed Liabilities. The Company does not have any Liability arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or to the Company’s knowledge any state of facts existing at or prior to the Closing, including Taxes with respect to or based upon transactions or events occurring on or before the Closing, except (i) Liabilities under Company Contracts described in Schedule 3.11 or Schedule 3.12 or under Contracts that are not required to be disclosed thereon (but not Liabilities for breaches thereof), (ii) Liabilities reflected on the face of the Latest Balance Sheet, (iii) Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice and otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability and none of which is material individually or in the aggregate), and (iv) Liabilities disclosed on Schedule 3.7.

3.8. Absence of Certain Developments. Except as set forth in Schedule 3.8 and except as expressly contemplated by this Agreement, since December 31, 2013, the Company has conducted its business only in the ordinary course of business consistent with past practice and the Company has not:

(a) suffered any theft, damage, destruction or casualty loss in excess of $10,000 in the aggregate to its assets, whether or not covered by insurance;

(b) redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

(c) issued, sold or transferred any notes, bonds or other debt securities, any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or options or other rights to acquire shares of its capital stock or other equity securities;

(d) borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice and not constituting Indebtedness;

(e) discharged or satisfied any Lien or paid any Liability (other than Liabilities paid in the ordinary course of business consistent with past practice), prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien;

(f) sold, leased, assigned or transferred (including, without limitation, transfers to Equityholders or any Insider) any of its tangible or intangible assets, or disclosed any confidential information (other than pursuant to agreements requiring the Person to whom the disclosure was made to maintain the confidentiality of and preserving all rights of the Company in such confidential information);

(g) waived, canceled, compromised or released any rights or claims of material value, whether or not in the ordinary course of business;

(h) entered into, amended or terminated any Company Contract or entered into any other material transaction or materially changed any business practice;

(i) made, granted or promised any bonus or any wage, salary or compensation increase in excess of $10,000 per year to any director, officer, employee, sales representative or consultant or made, granted or promised any material increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement (other than an amendment required by law or which would not materially increase the cost of the plan or arrangement to the Company), or adopted any new employee benefit plan or arrangement;

(j) made any other change in employment terms for any of its directors, officers, or employees outside the ordinary course of business or entered into any transaction with any Insider;

(k) conducted its cash management customs and practices other than in the ordinary course of business consistent with past practice (including, without limitation, with respect to maintenance of working capital balances, collection of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and pricing and credit policies);

(l) made any material change in its accounting principles, policies and practices, except for any such change required by reason of a concurrent change in GAAP;

(m) made any capital expenditures that aggregate in excess of $10,000;

(n) made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the ordinary course of business consistent with past practice which do not exceed $10,000 in the aggregate);

(o) changed or authorized any change in its articles of incorporation, bylaws or other governing or organizational documents;

(p) instituted or settled any claim or lawsuit for an amount involving in excess of $10,000 in the aggregate or involving equitable or injunctive relief;

(q) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets; or

(r) committed or agreed to any of the foregoing.

3.9. Title to Properties.

(a) The Company does not own and has never owned any real property.

(b) The real property leases and subleases described in Schedule 3.9(b) are valid, binding, enforceable and in full force and effect and have not been modified (except as contemplated by this Agreement), and the Company holds a valid and existing leasehold interest under such leases or subleases for the term set forth in Schedule 3.9(b). The leases and subleases described in Schedule 3.9(b) (the “Leased Properties”) constitute all of the leases and subleases under which the Company holds leasehold or subleasehold interests in real property. The Company has delivered to Buyer complete and accurate copies of each of the leases, subleases, licenses and other material agreements and all amendments, modifications and supplemental agreements thereto relating to the Leased Properties. The Leased Properties constitute all of the real property used or occupied by the Company. With respect to each lease and sublease listed on Schedule 3.9(b), except as set forth on Schedule 3.9(b):

(i) the lease or sublease shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(ii) the Company is not obligated to pay any leasing or brokerage commission relating to any Lease that has not already been paid;

(iii) all buildings and other improvements located on the Leased Properties (including without limitation all water, sewer, gas, electrical and HVAC systems servicing the same) are in good repair and operating condition in all material respects and are suitable for the purposes for which they are used;

(iv) all buildings and other improvement located on the Leased Properties, and the use of the Leased Properties by the Company, comply in all material respects with all applicable laws and regulations relating to zoning and land use and with all easements, covenants and other restrictions applicable to the Leased Properties;

(v) no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company; and

(vi) the Leased Properties (a) are adequately serviced by all utilities necessary for the Company to conduct its business as currently conducted thereon; (b) has adequate means of ingress and egress, either directly or by means of perpetual easements or rights-of-way which run with the Leased Properties; and (c) has adequate parking that is sufficient to meet the needs of the Company’s employees and business invitees and to comply with all applicable laws and regulations.

(vii) neither the Company nor, to the knowledge of the Company, any other party to the lease or sublease is in breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

(viii) no party to the lease or sublease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

(ix) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold; such interests of the Company are registered in the appropriate land register and are subject to non-disturbance agreements in favor of the Company from each of the relevant landlord’s secured creditors; and

(x) to the knowledge of the Company, all buildings, improvements or other property leased or subleased thereunder have received all approvals of governmental authorities required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

(c) Except as set forth on Schedule 3.9(c), the Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens, except for Permitted Liens, all of its personal property and assets.

(d) Except as set forth on Schedule 3.9(d), the machinery, equipment, personal properties, vehicles and other tangible assets of the Company located upon the Leased Properties or used in connection with the Business are owned or leased by the Company and all such machinery, equipment, personal properties, vehicles and other tangible assets owned or leased by the Company are located on the Leased Properties and are operated in conformity in all material respects with all applicable laws and regulations, are in good condition and repair, except for reasonable wear and tear not caused by neglect excepted, and are usable in the ordinary course of business of the Company.

3.10. Taxes.

(a) Except as set forth in Schedule 3.10:

(i) the Company has timely filed all Tax Returns which are required to be filed on or before the date hereof, and all such Tax Returns are true, correct and complete in all material respects;

(ii) all Taxes, including installments or prepayments of Tax, due and payable by the Company as of the date hereof, whether or not shown on a Tax Return, which are required to be paid by any applicable Tax law have been timely paid or shall be timely paid by the Company on or before the date hereof, and no Taxes are delinquent;

(iii) with respect to any periods for which Tax Returns have not yet been required to be filed or for which Taxes are not yet due and payable as of the date hereof, the Company has only incurred Liabilities for Taxes in the ordinary course of business and in a manner and at a level consistent with prior periods and have made adequate provision in accordance with GAAP in the Latest Balance Sheet in respect of such Taxes;

(iv) the Company is not a party to any Tax allocation, indemnification or sharing arrangement;

(v) there are no Liens for Taxes upon any of the Company’s assets;

(vi) no deficiency for any amount of Tax has been asserted in writing (or, to the knowledge of the Company, been asserted orally) or assessed by a taxing authority against the Company nor does the Company reasonably expect that any such assertion or assessment of Tax liability will be made and the Company does not have any outstanding claims for any Tax refunds;

(vii) there is no action, suit, proceeding, investigations, claims or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Company regarding Taxes and, to the knowledge of the Company, no action, suit, proceeding, investigation, claim or audit has been threatened against or with respect to the Company regarding Taxes;

(viii) the Company is not a party to any agreement, waiver or arrangement with a taxing authority which related to the extension of time in which any Tax may be assessed or collected by any taxing authority, to the filing of any Tax Return, or to the payment of Tax;

(ix) no written (or, to the knowledge of the Company, oral) claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to Taxes assessed by such jurisdiction;

(x) the Company has withheld and paid all Taxes or other deductions required to have been withheld in connection with amounts paid, credited or owing to any past or present employee, independent contractor, creditor, stockholder, service providers or other third party and has duly and timely remitted such Taxes or other deductions to the appropriate governmental authority;

(xi) the Company has not acquired property from any Person in circumstances where the Company did or could become liable for any Taxes of such Person;

(xii) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481 of the Code (or corresponding provision of state, local or foreign laws, rules and regulations), (ii) installment or open transaction disposition made by the Company on or prior to the Closing Date, (iii) election under Section 108(i) of the Code, or (iv) prepaid amount received on or prior to the Closing Date;

(xiii) the Company (i) does not have any application pending with any governmental authority requesting permission for any changes in accounting methods and (ii) has not been the subject of a Tax ruling that would have continuing effect after the Closing Date;

(xiv) no transaction contemplated by this Agreement would terminate or otherwise alter the application of any material Tax holiday or other favorable Tax arrangement or require the recapture or payment of material Taxes covered by any such Tax holiday or other favorable Tax arrangement;

(xv) the Company does not have any Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise;

(xvi) the Company has not engaged in any reportable transaction as defined in Section 6707A(c)(i) of the Code or a listed transaction as defined in Treasury Regulations Section 1.6011-4(b) (or any predecessor provision), and (ii) has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign laws, rules and regulations that would have continuing effect after the Closing; and

(xvii) with respect to any substantially unvested stock or other property transferred in connection with services for the Company, a valid election under Section 83(b) of the Code has been made, copies of which have been made available to Buyer.

(b) Schedule 3.10 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company has filed Tax Returns.

3.11. Contracts and Commitments.

(a) Except as set forth on Schedule 3.11(a) or Schedule 3.12, the Company is not is a party to or bound by, whether written or oral, any:

(i) collective bargaining agreement or Contract with any Union or any bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization, insurance or similar plan or practice, whether formal or informal;

(ii) Contract for the employment of any officer, individual employee or other Person on a full-time, consulting or independent contractor basis or any severance agreements or change-of-control agreements;

(iii) Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of its assets;

(iv) Contracts with respect to the lending or investing of funds;

(v) license or royalty Contracts or management, consulting, advisory or sales representation contracts or any Company Intellectual Property Agreements or any or other Contract regarding any Intellectual Property Assets of the Company or others;

(vi) guaranty of any obligation, other than endorsements made for collection;

(vii) Contract under which the Company is lessee of, or holds or operates, any property, real or personal, owned by any other party calling for payments in excess of $10,000 annually or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(viii) Contract or group of related Contracts with the same party for the purchase of supplies, products or other personal property or for the receipt of services which involves a sum in excess of $10,000;

(ix) Contract or group of related Contracts with the same party not terminable by the Company on 30 days or less notice without penalties;

(x) Contracts relating to the ownership of or investments in any business or enterprise (including, but not limited to, investments in joint ventures and minority equity investments);

(xi) Contract limiting the freedom of the Company or that would limit the freedom of Buyer or any of its Affiliates after the Closing Date to freely engage in any line of business or with any Person anywhere in the world;

(xii) Contracts pursuant to which the Company subcontracts work to third parties;

(xiii) any Contract with a governmental authority, body or agency;

(xiv) any Contract that grants any exclusive rights, rights of first refusal or rights of first negotiation to any Person;

(xv) Contract relating to the acquisition or sale of the Company’s businesses or assets (or any material portion thereof); or

(xvi) other Contract material to the Company.

(b) The Contracts required to be disclosed on Schedule 3.11(a) or Schedule 3.12 attached hereto are referred to herein as the “Company Contracts.” The Company has delivered to Buyer true and correct copies of each Company Contract, together with all amendments, waivers and other changes thereto (all of which are disclosed on Schedule 3.11(a) or Schedule 3.12). Schedule 3.11(a) contains an accurate and complete description of all material terms of all oral Company Contracts referred to therein. Except as disclosed in Schedule 3.11(b), (i) no Company Contract has been canceled or, to the Company’s knowledge, breached by the other party, (ii) since December 31, 2013, no party to a Company Contract has indicated in writing or orally to the Company that it desires to terminate or renegotiate its Company Contract with the Company, (iii) the Company has performed all the obligations required to be performed by it in connection with the Company Contracts and is not in default under or in breach of any Company Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in such a default or breach thereunder, and (iv) each Company Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby.

(c) The Company has not used any name or names under which it has invoiced account debtors, maintained records regarding its assets or otherwise conducted business other than the exact names set forth on Schedule 3.11(c).

3.12. Intellectual Property.

(a) Schedule 3.12(a) contains a complete and accurate list of all (i) Patents owned by the Company or used or held for use by the Company in the Business (“Company Patents”), registered and material unregistered Marks owned by the Company or used or held for use by the Company in the Business (“Company Marks”) and registered and material unregistered Copyrights owned by the Company or used or held for use by the Company in the Business (“Company Copyrights”), (ii) products and product candidates and/or services and related documentation currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by the Company (the “Products”), (iii) licenses, sublicenses or other Contracts under which the Company is granted rights by others in Company Intellectual Property Assets (“Licenses In”) (other than commercial off the shelf software which is made available for a total cost of less than $2,000), and (iv) licenses, sublicenses or other Contracts under which the Company has granted rights to others in Company Intellectual Property Assets (“Licenses Out”).

(b) Except as set forth on Schedule 3.12(b):

(i) with respect to the Company Intellectual Property Assets (A) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Assets and, without payment to a third party, possesses adequate, valid and enforceable rights to such Intellectual Property Assets as necessary for the operation of the

Business and (B) licensed to the Company by a third party (other than commercial off the shelf software which is made available for a total cost of less than $2,000), the Company possesses exclusive, adequate and enforceable rights to such Company Intellectual Property Assets as necessary for the operation of the Business; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens (other than Permitted Liens);

(ii) to the Company’s knowledge, the Company Intellectual Property Assets include all of the Intellectual Property Assets necessary for or otherwise used in the ordinary conduct of the Business as currently conducted and as contemplated by the Company to be conducted;

(iii) all Company Intellectual Property Assets owned by or exclusively licensed to the Company that have been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and all Company Intellectual Property Assets owned by or exclusively licensed to the Company are valid and enforceable, and have not been adjudged invalid or unenforceable in whole or in part;

(iv) none of the Company Intellectual Property Assets owned by or exclusively licensed to the Company that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office, or in any similar office or agency anywhere in the world is subject to any maintenance fees, annuities or taxes or actions falling due within 90 days after the Closing Date;

(v) none of the Company Intellectual Property Assets owned by the Company and, to the Company’s knowledge, none of the Company Intellectual Property Assets licensed to the Company, is subject to any outstanding consent, settlement, ruling, order, writ, judgment, injunction or decree restricting the use of the Company Intellectual Property Assets or that would impair the validity or enforceability of the Company Intellectual Property Assets;

(vi) to the Company’s knowledge and without giving effect to 35 U.S.C. 271(e)(1) and any other laws, rules and regulations of similar effect in any jurisdiction, neither the current research or development of the Company Products, the commercialization of the Company Products as currently contemplated, the conduct of the Business as currently conducted, nor the use of the Company Intellectual Property Assets in connection therewith, infringes, misappropriates, violates or conflicts with any Intellectual Property Assets of any Person;

(vii) no Company Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding; to the knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent; all products made, used or sold under the Company Patents have been marked with the proper patent notice;

(viii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its employees alleging that any of the operation of the Business or any activity by the Company, or manufacture, sale, offer for sale, importation, and/or use of any Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Assets of any Person or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(ix) to the Company’s knowledge, neither the operation of the Business, nor any activity by the Company nor manufacture, use, importation, offer for sale and/or sale of any Product infringes or violates (or in the past infringed or violated) any Third Party IP or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP;

(x) all former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Business or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (B) Intellectual Property Assets relating thereto; in each case where a Company Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(xi) to the Company’s knowledge, there are not any allegations that the inventorship for any of the Company Patents is incorrect or improper;

(xii) to the knowledge of the Company, (A) there is no, nor has there been any, infringement or violation by any Person of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any Person of any Company Intellectual Property Assets or the subject matter thereof;

(xiii) the Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company in the Business (the “Company Trade Secrets”), including, without limitation, requiring each Company employee and consultant and any other Person with access to the Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Buyer and, to the Company’s knowledge, there has not been any breach by any party of such confidentiality agreements;

(xiv) there has been no misappropriation of any Company Trade Secrets owned by the Company and, to the Company’s knowledge, there has been no misappropriation of any Company Trade Secrets in-licensed by the Company, by any Person and no current or former employee or consultant of the Company has misappropriated any Trade Secrets of any other Person in the course of such performance as an employee or consultant of the Company;

(xv) no university or governmental authority sponsored research and development conducted by the Company, or has any claim of right to or ownership of or other Liens on any Company Intellectual Property Assets;

(xvi) the Company has not granted any license or other right to any third party with respect to the Company Intellectual Property Assets other than the Company Intellectual Property Agreements set forth on Schedule 3.12(a);

(xvii) the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any Company Intellectual Property Assets or the Company Intellectual Property Agreements;

(xviii) all material Software owned by the Company or used by the Company under license is in good working order and condition and is sufficient in all material respects for the purposes for which it is used in the Business; neither the Company nor any of its licensees has experienced any material defects in design, workmanship or material in connection with the use of such Software that have not been corrected; to the Company’s knowledge, no such Software contains any computer code or any other procedures, routines or mechanisms intentionally designed to: (1) disrupt, disable, harm or impair in any material way such Software’s operation, (2) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of the Company or its partners, or otherwise interfere with the Company’s operations, or (3) permit any Person to access any such Software to cause disruption, disablement, harm, impairment, damage or corruption (sometimes referred to as “traps”, “access codes” or “trap door” devices); and

(xix) no material Software owned by the Company contains, or is linked to or distributed with, any Software, software development toolkits, databases, libraries, scripts, or other, similar modules of Software that are subject to “open source” or similar free or public source code license terms.

3.13. Litigation; Proceedings. Except as set forth on Schedule 3.13, there are, and in the past four (4) years there have been, no actions, suits, proceedings, orders, judgments, decrees or investigations (any of the foregoing, an “Action”) pending or, to the Company’s knowledge, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the knowledge of the Company, there is no basis for any of the foregoing. The Company is not subject to any arbitration, proceedings under collective bargaining Contracts or otherwise or, to the Company’s knowledge, any governmental investigations or inquiries; and, to the Company’s knowledge, there is no valid basis for any of the foregoing. The Company is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator. The Company is fully insured with respect to each of the matters set forth on Schedule 3.13. Except as set forth on Schedule 3.13, to the Company’s knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as the basis for any Action.

3.14. Brokerage. There is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

3.15. Permits.

(a) Schedule 3.15(a) contains a complete listing and summary description of all material permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state, provincial, municipal and local governments or regulatory authorities, or other similar rights (collectively, the “Permits”) owned or possessed by the Company or used by the Company in the conduct of its business. Except as indicated on Schedule 3.15(a), the Company owns or possesses all right, title and interest in and to all Permits which are necessary to conduct its business as presently conducted and all such Permits are valid and in full force and effect. The Company is and has been in material compliance with the terms and conditions of such Permits. No loss or expiration of any Permit is pending or, to the Company’s knowledge, threatened (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby, and to the Company’s knowledge, there is no basis for any such loss of any Permit. The Company has not received any written notices alleging the failure to hold any Permit. Except as indicated on Schedule 3.15(a), all of the Permits are transferable to Buyer and/or its Affiliates in connection with the transactions contemplated hereby.

(b) Neither the Company nor any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct (i) for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law, rule or regulation or authorized by 21 U.S.C. § 335a(b) or any similar law, rule or regulation, (ii) for which such Person could be excluded from participating in the U.S. health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) (42 U.S.C. Section 1320a-7), or any similar law, rule or regulation or (iii) that could result in exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation, or disqualification under Title 21 C.F.R. § 312.70.

(c) There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting the Company or the Business relating to or arising (a) under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, both as amended, or any similar law, rule or regulation, (b) under the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or any similar law, rule or regulation, or (c) from fraud or abuse of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, as amended.

3.16. Additional Regulatory Matters.

(a) All animal studies or other nonclinical tests for the Products either (i) are being and have been conducted in accordance with all applicable laws and regulations in all material respects, including Good Laboratory Practice requirements, contained in 21 C.F.R. Part 58, and the United States Animal Welfare Act, or (ii) involved experimental research techniques that were performed for informational purposes only, whether or not included in a regulatory filing, or could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the U.S. Food and Drug Administration (“FDA”) in regulatory filings) and have employed the applicable procedures and controls generally used by qualified experts in animal or nonclinical studies of products comparable to those being developed by the Company.

(b) The Company has made available to Buyer copies of all material written communications to and from the FDA or any other governmental authority relating specifically to the Products, and the Company’s operations or business, including any official notices, citations, decisions, warning or untitled letters, reports of inspectional observations, including FDA Form 483s and establishment inspection reports.

3.17. Employees.

(a) Schedule 3.17(a) contains a complete and accurate list of all of the employees of the Company describing for each such employee the position or title, annual base salary, whether paid on a salary, hourly or commission basis and the actual rates of compensation, average scheduled hours per week, annual vacation entitlement, accrued vacation as of Closing, bonus potential, date of hire, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, notice of termination and/or severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby. Schedule 3.17(a) also contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents currently employed or used with respect to the operation of the business of the Company and classified by the Company as other than employees or compensated other than through wages paid by the Company through the Company’s payroll department (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company. Except as contemplated by this Agreement or as set forth on Schedule 3.17(a), to the knowledge of the Company, no employee or Contingent Worker has expressed any plans to terminate his or her employment or service arrangement with the Company. To the extent that any Contingent Workers are employed, the Company has properly classified and treated them in accordance with applicable laws and for purposes of all employee benefit plans and perquisites.

(b) (i) There is no, and during the past three years there has not been, any labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company; (ii) the Company does not have any duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker; (iii) to the Company’s knowledge, there are no organizational campaigns in progress with respect to any of the employees or Contingent Workers and no question concerning representation of such individuals exists; (iv) there is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on the Company with respect to any of the Company’s operations or any employee or Contingent Worker; and (v) the Company has not engaged in any unfair labor practice.

(c) (i) The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours; (ii) the Company is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, vacation, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers; (iii) there are no, and within the last three years there have been no, formal or material informal grievances, claims, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the knowledge of the Company, threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) none of the employment policies or practices of the Company is currently being audited or investigated or, to the knowledge of the Company, subject to imminent audit or investigation by any governmental authority; (v) neither the Company, its officers nor, to the knowledge of the Company, any of its senior managers, is or within the last three years has been, subject to any order, decree, injunction or judgment by any governmental authority or private settlement contract in respect of any labor or employment matters; (vi) all employees are employed at-will, where applicable, and except as set forth on Schedule 3.17(c), no employee is subject to any written contract with the Company; and (vii) no employee is entitled to notice of termination, severance or other payment of termination of employment, except as required under applicable laws and as set forth on Schedule 3.17(c),.

(d) The Company has not experienced a “plant closing”, “business closing”, “group termination” or “mass layoff” as defined in any state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company.

(e) No representative of the Company has made any representation, promise or guarantee, express or implied, to any employee or Contingent Worker regarding (i) whether Buyer intends to retain such individual, or (ii) the terms and conditions on which Buyer may retain such individual.

3.18. Employee Benefit Plans.

(a) Schedule 3.18(a) sets forth a list of every Employee Program that has been maintained by the Company at any time during the three-year period ending on the Closing Date. No Employee Program is subject to the laws of any jurisdiction outside the United States.

(b) Each Employee Program ever maintained by the Company has been maintained and operated in all material respects in accordance with the laws applicable with respect to such Employee Program and all agreements related to such Employee Program. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 3.18(b).

(c) Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Program for any period for which such Employee Program would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Employee Program to lose such qualification.

(d) No Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) for which the Company or any Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code. Neither the Company nor any Affiliate has ever maintained any Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and neither the Company nor any Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full. None of the Employee Programs provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(e) Each Employee Program that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Program is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Affiliates; or (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

3.19. Insurance. Schedule 3.19 lists each insurance policy currently maintained by or on behalf of the Company with respect to its properties, assets and business, together with a claims history for the past three years. All of such insurance policies are in full force and effect, and the Company has never been (i) in default with respect to its Liabilities under any such insurance policies or (ii) denied insurance coverage. The Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated Liabilities with respect to any such self-insurance or coinsurance programs.

3.20. Suppliers. Schedule 3.20 lists each vendor, supplier, service provider and other similar business relation of the Company from whom the Company purchased greater than $10,000 in goods and/or services over the course of fiscal year 2013 or the interim period of fiscal year 2014, the amounts owing to each such Person, and whether such amounts are past due. The Company has not received any indication from any such Person to the effect that, and the Company has no reason to believe that, such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or otherwise).

3.21. Affiliate Transactions. Except as disclosed on Schedule 3.21, no officer, director, employee, stockholder or other Affiliate of the Company or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with the Company or which pertains to the Business, or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business. Schedule 3.21 hereto describes all affiliated services provided to or on behalf of the Company by any Equityholder or its Affiliates and to or on behalf of any Equityholder and its Affiliates by the Company and all affiliate transactions or Contracts among the Company, on the one hand, and any Equityholder or any of its Affiliates, on the other hand (including, in each case, the costs charged to or by the Company).

3.22. Compliance with Laws. The Company has complied in all material respects with and is in compliance with applicable laws, regulations and ordinances of foreign, federal, state, municipal and local governments and all agencies thereof that are applicable to the Company, the Business, the Company’s business practices (including, but not limited to, the Company’s design, production, marketing, sales and distribution of its products and services) or any owned or leased properties of the Company and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such law or regulation, and the Company has not received notice of any such violation.

3.23. Environmental Matters. The Company has complied in all respects with and is currently in compliance with all Environmental Requirements, except where the failure to comply has not had or could not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect, and has no Liabilities, including, without limitation, corrective, investigatory or remedial obligations arising under Environmental Requirements, and the Company has not received any notice, report or information regarding any Liabilities, including, without limitation, corrective, investigatory or remedial obligations arising under Environmental Requirements which relate to the Company or any of its properties or facilities. Without limiting the generality of the foregoing, the Company has obtained and complied in all material respects with, and is currently in compliance with, all Permits and other authorizations that may be required pursuant to any Environmental Requirements for the occupancy of its properties or facilities or the operation of the Business. Neither this Agreement nor the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby shall impose any Liabilities on the Company or Buyer or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental Requirements.

3.24. Powers of Attorney; Guarantees. Except as set forth on Schedule 3.24, there are no outstanding powers of attorney executed on behalf of the Company. The Company is not a guarantor or otherwise liable for any Indebtedness of any other Person other than endorsements for collection in the ordinary course of business consistent with past practice.

3.25. Banking Relations. All of the arrangements that the Company currently has with any banking institution are completely and accurately described on Schedule 3.25, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

3.26. Disclosure. None of this Agreement, the other Transaction Documents and any of the Schedules, attachments or Exhibits hereto, contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein, not misleading in light of the circumstances in which they were made. Except for the representations and warranties contained in this ARTICLE III (including the related Schedules), neither the Company nor the Existing Equityholders nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Business furnished or made available to the Buyer or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE EXISTING EQUITYHOLDERS

As a material inducement to Buyer to enter into this Agreement, each Existing Equityholder severally and not jointly represents and warrants to Buyer that:

4.1. Ownership of Shares. Each Existing Equityholder owns of record and beneficially the number of Company Shares set forth opposite such Existing Equityholder’s name in Exhibit A. Such Company Shares are, and when delivered by such Existing Equityholder to Buyer pursuant to this Agreement will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all Liens. Except as set forth in Exhibit A, such Existing Equityholder holds no other securities of the Company, including securities convertible into or exercisable for shares of Common Stock. There are no voting trusts, voting agreements, or other agreements, instruments or undertakings with respect to the voting of the Company Shares to which such Existing Equityholder is a party. Such Existing Equityholder has no outstanding power of attorney affecting the Company Shares.

4.2. Authorization of Transactions. Such Existing Equityholder has full power, authority and legal capacity to enter into this Agreement and the other Transaction Documents to which such Existing Equityholder is a party, to consummate the transactions contemplated hereby and thereby and to perform such Existing Equityholder’s obligations hereby and thereby, including, without limitation, the transfer, sale and delivery of the Company Shares to Buyer pursuant to this Agreement. This Agreement and the other Transaction Documents to which such Existing Equityholder is a party have been duly executed and delivered by such Existing Equityholder and constitute the valid and binding agreements of such Existing Equityholder, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

4.3. Absence of Conflicts. Neither the execution and the delivery of this Agreement and the other Transaction Documents to which such Existing Equityholder is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to modify, terminate or to accelerate or cause the modification, termination or acceleration of, any obligation under, or (e) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body, under the provisions of any Contract to which such Existing Equityholder is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which such Existing Equityholder is subject.

4.4. Litigation. There are no actions, suits, proceedings, investigations or orders pending or, to such Existing Equityholder’s knowledge, threatened against or affecting such Existing Equityholder at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect such Existing Equityholder’s performance under this Agreement and the other Transaction Documents to which such Existing Equityholder is a party or the consummation of the transactions contemplated hereby or thereby and, to such Existing Equityholder’s knowledge, there is no basis for any of the foregoing.

4.5. Other Agreements. Each Existing Equityholder who is employed by the Company is not a party to any non-competition, trade secret or confidentiality agreement with any party other than the Company. There are no agreements or arrangements not contained herein or disclosed in a schedule hereto, to which such Existing Equityholder is a party relating to the Business or to such Existing Equityholder’s rights and obligations as a stockholder, director or officer of the Company.

4.6. Brokerage. There is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of such Existing Equityholder or any of such Existing Equityholder’s Affiliates who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

4.7. Investment Representation. Such Existing Equityholder is acquiring the Buyer Shares for its own account with the present intention of holding such securities for investment purposes and, except as otherwise provided herein, not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Such Existing Equityholder acknowledges that it is informed as to the risks of the acquisition and ownership of the Buyer Shares. Such Existing Equityholder acknowledges that the Buyer Shares have not been registered under the Securities Act, or any state or foreign securities laws and that the Buyer Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Buyer Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Company and the Equityholders to enter into this Agreement, Buyer hereby represents and warrants to the Company and the Equityholders and MCOP Participants that:

5.1. Organization. Buyer is duly organized, validly existing and in good standing (to the extent such concept exists in the applicable jurisdiction) under the laws of its jurisdiction of formation.

5.2. Authorization of Transaction. Buyer has requisite corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The board of directors of Buyer has duly approved this Agreement and all other Transaction Documents and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.3. Valid Issuance of Buyer Common Stock. The Buyer Shares to be issued to the Equityholders and MCOP Participants pursuant to this Agreement, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any and all Liens (except as set forth or contemplated herein), and will not be subject to preemptive or repurchase rights or rights of first refusal created by applicable law, Buyer’s certificate of incorporation or bylaws of Buyer, or any Contract to which Buyer is a party or is bound (except for the Holdback Shares which are subject to this Agreement), and issued in compliance with all applicable federal or state securities laws.

5.4. No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not conflict with, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under (i) the provisions of the certificate of incorporation or bylaws of Buyer, (ii) any law, statute, rule, code, policy or regulation to which Buyer is subject, (iii) any material contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which Buyer is a party or by which any of its assets are bound, or (iv) any judgment, order or decree to which Buyer is subject, except where any such conflict, default, violation or failure has not had or could not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the business, operations, assets or liabilities (including contingent liabilities), results of operations or the condition (financial or otherwise) of Buyer.

5.5. Investment Representation. Buyer is acquiring the Company Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that it is informed as to the risks of the acquisition and ownership of the Company Shares. Buyer acknowledges that the Company Shares have not been registered under the Securities Act, or any state or foreign securities laws and that the Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

5.6. Commission Filings.

(a) Buyer has filed with the Commission all forms, reports and documents required to be filed by Buyer with the Commission since June 18, 2013 (collectively, the “Buyer Commission Reports”). The Buyer Commission Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Commission Reports or necessary in order to make the statements in such Buyer Commission Reports, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes) contained in the Buyer Commission Reports complied as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly presented, in all material respects, the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments.

5.7. Litigation. There are no actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect in any material respect the performance of Buyer under this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

5.8. Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

5.9. Consent to Promissory Note Termination. The Buyer hereby agrees that effective upon the parties execution and delivery of this Agreement, without any further action required by the Company or Buyer, the Promissory Note and all obligations set forth therein shall be immediately deemed repaid in full and terminated in its entirety.

ARTICLE VI

CONDITIONS TO CLOSING

6.1. Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a) Representations and Warranties. The representations and warranties set forth in ARTICLE III and ARTICLE IV hereof shall have been true and correct on and as of the date of this Agreement, and except for representations and warranties made as of a particular date (which representations and warranties shall be true and correct in all respects as of such particular date), the representations and warranties set forth in ARTICLE III and ARTICLE IV hereof which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects and the representations and warranties set forth in ARTICLE III and ARTICLE IV which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, in each case on and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties.

(b) Covenants. The Company and the Equityholders shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by them under this Agreement on or prior to the Closing.

(c) Exclusive License Agreement. The Company shall have entered into the patent sublicense agreement with Life Technologies Corporation in the form attached hereto as Exhibit C.

(d) Lock-Up. The Equityholders shall execute the Lock-Up Agreement, in the form of lock-up agreement attached hereto as Exhibit D.

(e) Key Company Employees. Dr. Jordan Jarjour, Ph.D. and Dr. Alexander (Sasha) Astrakhan, Ph.D. (the “Key Company Employees”) shall each enter into employment agreements with Buyer, in the forms attached hereto as Exhibit E.

(f) Key Company Advisor. Dr. Andrew Scharenberg, M.D. shall enter into a consulting and advisory board agreement with Buyer, in the form attached hereto as Exhibit F.

(g) Stock Certificates. The Existing Equityholders shall have delivered or caused to be delivered to Buyer stock certificates evidencing all of the Company Shares duly endorsed in blank for transfer or with stock powers duly executed in blank, with such signature guarantees and such other documents reasonably required by Buyer to effect the transfer of the Company Shares.

(h) Officer’s Certificate. The Company shall have delivered to Buyer a certificate of the Company’s Chief Executive Officer, dated as of the Closing Date, certifying to Buyer that the statements set forth in Sections 6.1(a) and 6.1(b) are true and correct as of the Closing Date.

(i) Secretary’s Certificate. The Company shall have delivered to Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to, (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the articles of incorporation of the Company and bylaws of the Company, each as in effect from the date of this Agreement until the Closing Date and (iii) a copy of the resolutions of the board of directors of the Company authorizing and approving the applicable matters contemplated hereby.

(j) Good Standing Certificates. The Company shall have delivered to Buyer good standing certificates from all jurisdictions in which the Company is licensed or qualified to do business.

(k) Opinion of Company Counsel. On the Closing Date, Buyer shall have received an opinion of Summit Law Group, PLLC, counsel to the Company, in form and substance attached hereto as Exhibit G.

(l) Director and Officer Resignations. The Company shall have delivered to Buyer resignations of all of the directors and officers of the Company, such resignations to be effective at the Closing.

(m) Releases. The Company shall have delivered general releases signed by each of the Equityholders and MCOP Participants and by each director and officer of the Company in the form attached hereto as Exhibit H.

(n) Consents. The Company shall have obtained all consents or approvals of all Persons required in connection with the consummation of the transactions contemplated by this Agreement, including all of the consents and approvals by third parties with respect to the Company Contracts as designated on Schedule 3.5 attached hereto.

(o) No Litigation. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own or operate the Business, or result in the payment of damages in a material amount by Buyer or the Company, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

(p) Governmental Authorizations. All governmental and regulatory filings, authorizations and approvals and other Permits that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained.

(q) Tax Certification. The Company shall have delivered to Buyer, in a form reasonably acceptable to Buyer, a certification that the Company is not and has not been a “U.S. real property holding corporation” and a duly executed notice to the Internal Revenue Service in accordance with Treasury Regulation 1445.2(c) and 1.897-2. Buyer shall cause the Company to deliver a copy of such certificate to the Internal Revenue Service after the Closing.

6.2. Conditions to the Company’s and the Equityholders’ Obligations. The obligations of the Company and the Equityholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment of the following conditions as of the Closing Date:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in ARTICLE V which are not qualified by materiality or material adverse effect shall be true and correct in all material respects and the representations and warranties set forth in ARTICLE V which are qualified by materiality or material adverse effect shall be true and correct in all respects, in each case on and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties.

(b) Covenants. Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing.

(c) Officer’s Certificate. Buyer shall have delivered to the Representative a certificate of an officer of Buyer, dated as of the Closing Date, certifying to the Company that the statements set forth in Sections 6.2(a) and 6.2(b) are true and correct as of the Closing Date.

6.3. Right to Proceed. Notwithstanding anything to the contrary set forth herein, if any of the conditions set forth in Section 6.1 have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if the conditions specified in Section 6.2 shall not have been satisfied, the Equityholders shall have the right to proceed with the transactions contemplated hereby without waiving any of the rights of the Equityholders hereunder.

ARTICLE VII

POST-CLOSING COVENANTS

7.1. Mandatory Shelf Registration.

(a) Buyer agrees to file with the U.S. Securities and Exchange Commission a shelf registration statement on Form S-3 or such other form under the Securities Act then available to Buyer providing for the resale pursuant to Rule 415 from time to time by the Equityholders of any and all Buyer Shares issued to the Equityholders hereunder (including a prospectus, any amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the “Mandatory Shelf Registration Statement”). Buyer agrees to use its reasonable best efforts to cause any Mandatory Shelf Registration Statement to be declared effective by the Commission within 30 days following the Closing Date.

(b) Buyer shall use its reasonable best efforts to cause any Mandatory Shelf Registration Statement to remain continuously effective until the earlier of (i) the sale pursuant to a registration statement of all of the Buyer Shares covered by the Mandatory Shelf Registration Statement, (ii) the sale, transfer or other disposition pursuant to Rule 144 of all of the Buyer Shares covered by the Mandatory Shelf Registration Statement or (iii) the second anniversary of the effective date of the Mandatory Shelf Registration Statement.

7.2. Location of Company. The Key Company Employees and any other employees working on the Business will remain based in Seattle, Washington for a minimum of two (2) years from the Closing Date, unless otherwise agreed by Buyer and the Key Company Employees.

7.3. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and the Company for certain Tax matters following the Closing Date:

(a) Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company for any taxable period of the Company that includes (but does not end on) the Closing Date (a “Straddle Period”), the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing

Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company for the Straddle Period, shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes such as real and personal property taxes, shall be apportioned ratably between such periods on a daily basis.

(b) Responsibility for Preparing and Filing Certain Tax Returns.

(i) Buyer shall, at its own expense, cause to be prepared and duly and timely filed all Tax Returns of the Company that are required to be filed after the Closing Date with respect to Tax periods ending on or before the Closing Date (any Tax Returns described in this sentence, collectively, “Pre-Closing Company Returns”), and, to the extent any Taxes due with such Tax Returns are not provided for by Company or otherwise taken into account as components of Current Liabilities in the Working Capital calculation, shall cause the Equityholders to pay to the Company an amount equal to all Taxes required to be paid with any such Pre-Closing Company Returns. All Pre-Closing Company Returns shall be prepared on a basis consistent with the Company’s past practice unless otherwise required by applicable law. Not later than thirty (30) days prior to the due date for filing of any Pre-Closing Company Returns (including extensions), Buyer shall provide Representative with a copy of such Pre-Closing Company Return. The Representative shall notify Buyer of any reasonable objections to any items set forth on such draft Pre-Closing Company Return at least 10 days prior to the due date for filing, and Buyer shall consider in good faith such changes to the Pre-Closing Company Return as Representative may reasonably request.

(ii) After the Closing Date, Buyer shall have the right to amend, modify or otherwise change all Tax Returns of the Company for all pre-closing Tax periods, provided, however, the Equityholders shall not be responsible under this Agreement for any increase in Taxes of the Company resulting from any amendment, modification or change by Buyer to any Pre-Closing Company Returns, unless such amendment, modification or change to any such Pre-Closing Company Return is required by applicable law or consented to by the Representative in writing.

(iii) Buyer shall cause to be prepared and timely filed all Tax Returns of the Company that are required to be filed with respect to any Straddle Period (collectively the “Straddle Period Company Returns”). All Straddle Period Company Returns shall be prepared on a basis consistent with the Company’s past practice unless otherwise required by applicable law. Not later than thirty (30) days prior to the due date for filing of any Straddle Period Company Returns, Buyer shall provide the Representative with a copy of any such Straddle Period Company Return. The Representative shall notify Buyer of any reasonable objections to any items set forth on such draft Straddle Period Company Return at least 10 days prior to the due date for filing, and Buyer shall consider in good faith such changes to a Straddle Period Company Return that is provided to the Representative pursuant to the preceding sentence as the Representative may reasonably request.

(c) Cooperation on Tax Matters.

(i) Buyer and the Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding.

(ii) Buyer and the Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

(iii) Buyer and Representative shall notify the other party in writing within thirty (30) calendar days of receipt of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”) that relates to a Pre-Closing Tax Period or to the Straddle Period.

(d) Other Tax Matters. No indemnification shall be provided under this Agreement, and the Equityholders shall not otherwise be liable, for any election under Section 338 that is filed with respect to the purchase and sale described herein. If, as a result of the Closing, the Company shall join the consolidated federal income Tax return of Buyer or its Affiliates, all Company deductions accrued for federal income Tax purposes on or before the Closing Date (including, without limitation the deductions set forth on Schedule 7.3(d)) shall be reported on the Company’s final Pre-Closing Company Return and shall not be allocated to the federal income Tax Return of Buyer (or its Affiliate’s) consolidated group under Treasury Regulation 1.1502-76 or other applicable law to the extent permitted by applicable law. For tax reporting purposes, to the extent permitted by applicable law, the Parties shall report payments made under ARTICLE II as: (i) payments made in exchange for Company Shares, to the extent such payments are allocated under this Agreement to the sale of such Shares by the Existing Equityholders; and (ii) compensatory payments, to the extent such payments are Option cancellation payments under Section 2.8 or are otherwise paid in accordance with the Management Compensation Plan.

ARTICLE VIII

INDEMNIFICATION AND RELATED MATTERS

8.1. Survival.

(a) Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements set forth in this Agreement, the other Transaction Documents or in any certificate delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive the Closing Date. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.2(c)(i) unless written notice of a claim thereof (a “Claim”) is delivered to the other Party no later than the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” means the date of expiration of the Holdback Period;

provided that the Applicable Limitation Date shall be (x) the date of expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) with respect to the following Losses: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and the Equityholders set forth in Section 3.2 (Organization; Corporate Power; Capitalization), Section 3.3 (Authorization of Transactions), Section 3.12 (Intellectual Property) and Section 3.23 (Environmental Matters), and (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Equityholders set forth in Section 4.1 (Ownership of Shares) or Section 4.2 (Authorization of Transactions), and (y) the date described below with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and the Equityholders set forth in Section 3.10 (Taxes).

Notwithstanding anything to the contrary contained herein, the representations and warranties set out in Section 3.10 (Taxes) shall survive for a period of 90 days following the expiration of all periods allowed for objecting to or appealing from the final determination of any proceedings relating to any assessment, reassessment or additional assessment of the Company by any governmental authority in respect of any Tax period ending on or prior to the Closing Date; provided, however, that Buyer shall in no circumstances be allowed to voluntarily extend any such periods, even if requested to do so by a governmental authority, without the consent of the Representative not to be unreasonably withheld, conditioned or delayed. For these purposes, a final determination means (i) the expiry of the period to appeal from or object to the relevant assessment, reassessment or additional assessment by a taxing authority if no appeal is taken or no objection is made, (ii) the entering into of any agreement by the Company and such a taxing authority in full settlement of a dispute regarding such assessment, reassessment, additional assessment or proposed assessment, reassessment or additional assessment or (iii) the decision by a court or tribunal of competent jurisdiction regarding the relevant assessment, reassessment or additional assessment from which no appeal may be taken or the period during which an appeal may be taken has expired and no appeal has been taken.

(b) Special Rule for Intentional Misrepresentation and Fraud. Notwithstanding anything in this ARTICLE VIII to the contrary, in the event any Party to this Agreement perpetrates a fraud on another Party hereto or makes an intentional misrepresentation hereunder, then any Party that suffers any Loss by reason thereof shall be entitled to seek recovery therefor without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

8.2. Indemnification.

(a) Equityholders’ Indemnification for Company-Related Claims. Subject to each of the limitations set forth in this ARTICLE VIII, the Equityholders shall, jointly and severally, indemnify Buyer and its officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any misrepresentation or the breach of any representation or warranty made by the Company or the Equityholders contained in ARTICLE III of this Agreement, the other Transaction Documents or any certificate delivered in connection herewith; or

(ii) the breach of any covenant or agreement by the Company contained in this Agreement, the other Transaction Documents or any certificate delivered in connection herewith;

(iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and the Company or any Equityholder or any of their agents or representatives;

(iv) any liability of the Company for Taxes arising from an event or transaction prior to the Closing or as a result of the Closing which has not been paid or provided for or reserved against by the Company including, without limitation, any increase in Taxes due to the unavailability of any loss or deduction claimed by the Company;

(v) the failure of any item set forth in Exhibit A or the Closing Cash Allocation Schedule to be accurate, true and correct in all respects as of the Closing (subject to the assumptions set forth therein with respect to Tax estimates);

(vi) any claim by or on behalf of an Equityholder or MCOP Participant asserting that the allocation of consideration as among the Equityholders and the MCOP Participants as set forth in this Agreement is in any way inaccurate, inequitable or otherwise unacceptable; or

(vii) the item set forth on Schedule 8.2(a)(vii).

(b) Equityholders’ Indemnification. Each Equityholder shall on a several basis indemnify the Buyer Parties and hold the Buyer Parties harmless from and against and pay on behalf of or reimburse the Buyer Parties in respect of any Loss which the Buyer Parties may suffer, sustain or become subject to, as a result of, in connection with, relating to or incidental or by virtue of:

(i) any misrepresentation or the breach of any representation or warranty made by such Equityholder contained in this Agreement, the other Transaction Documents or any certificate delivered in connection herewith;

(ii) the breach of any covenant or agreement made by such Equityholder contained in this Agreement, the other Transaction Documents or any certificate delivered in connection herewith;

(iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and such Equityholder or any of its agents or representatives (it being agreed and understood that, for purposes of this Section 8.2(b)(iii), the Company shall not be considered an agent or representative of any Equityholder); or

(iv) the assertion against any Buyer Party of any Liability in the nature of or relating to Taxes of such Equityholder, regardless of when incurred.

(c) Buyer Indemnification. Buyer shall indemnify the Equityholders, the Representative and their respective officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Seller Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Parties in respect of any Loss which any such Seller Party may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of:

(i) the breach by Buyer of any representation or warranty made by Buyer contained in this Agreement, the other Transaction Documents or any certificate delivered in connection herewith;

(ii) the breach of any covenant or agreement made by Buyer contained in this Agreement, the other Transaction Documents or any certificate delivered in connection herewith;

(iii) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and Buyer or any of their respective agents or representatives; or

(iv) the assertion against any Seller Party of any Liability in the nature of or relating to Taxes of the Company, Buyer or its Affiliates arising from an event or transaction occurring after the Closing.

(d) Limitations on Indemnity. Subject to Section 8.1(b), the indemnification provided for in Sections 8.2(a), 8.2(b) and 8.2(c) above is subject to the following limitations:

(i) No Party shall be liable hereunder with respect to Claims referred to in Sections 8.2(a), 8.2(b) and 8.2(c) above unless the other Party gives written notice thereof on or before the Applicable Limitation Date. Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party delivers written notice of a Claim on or before the Applicable Limitation Date, the other Party shall be required to indemnify hereunder for all Losses that such Parties may incur (subject to clause (d)(ii) below, to the extent applicable) in respect of the matters that are the subject of such Claim, regardless of when incurred.

(ii) Notwithstanding anything contained in this Agreement to the contrary (but subject to the remainder of this Section 8.2(d)(ii)), no Indemnifying Party shall be liable to the Buyer Parties or the Seller Parties, as the case may be, (A) for any Loss arising under Section 8.2(a)(i), 8.2(b)(i) or 8.2(c)(i) above unless the aggregate amount of all Losses incurred by the Buyer Parties or the Seller Parties, as applicable, exceeds $75,000 (the “Basket”), in which case such Indemnifying Party shall be liable for the full amount of all such Losses or (B) for any Loss arising under Section 8.2(a)(i), 8.2(b)(i) or 8.2(c)(i) to the extent that the aggregate amount of all such Losses exceeds the Purchase Price plus up to $6.0 million of Contingent Payments earned or (C) for any Loss arising under Section 8.2(a)(vii) to the extent that the aggregate amount of all such Losses exceeds the Purchase Price plus up to $15.0 million of Contingent Payments earned or (D) for any Loss arising under Section 8.2(a)(ii)-(a)(vi), 8.2(b)(ii)-(iv), or 8.2(c)(ii)-(iv) to the extent that the aggregate amount of all such Losses exceeds the Purchase Price plus any Contingent Payments earned and payable (the limitations set forth in Sections 8.2(d)(ii)(B)-(D) shall be referred to as the “Cap”). The Buyer Parties shall first satisfy Claims for indemnification pursuant to this ARTICLE VIII by deducting such number of Holdback Shares equal to the amount paid pursuant to this Section 8.2(d)(ii) divided by Buyer Per Share Price, it being agreed and understood that the number of Holdback Shares remaining to offset indemnifiable Losses shall not limit or otherwise impair the Buyer Parties’ right to recover for any indemnifiable Losses pursuant to this ARTICLE VIII. Subject to the limitations set forth in this Section 8.2(d), and in addition to all other rights and remedies that a Buyer Party may have (including, without limitation, the right to collect directly from such Equityholder after no Holdback Shares remain available to offset indemnifiable Losses), a Buyer Party may set off Claims for Losses against Contingent Payments currently due, or which may become due thereafter, to the Equityholders under this Agreement (including, without limitation, any Contingent Payment payable after the Applicable Limitation Date; provided, however, that for the sake of clarity, it is acknowledged and agreed that the ability of a Buyer Party to recover from the Contingent Payments shall not be deemed in any manner to extend any Applicable Limitation Date). Notwithstanding anything contained in this Agreement to the contrary, the Basket shall not apply with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 3.2 (Organization; Corporate Power; Capitalization), Section 3.3 (Authorization of Transactions), Section 3.10 (Taxes), Section 3.12 (Intellectual Property), Section 3.14 (Brokerage), Section 3.23 (Environmental Matters), ARTICLE IV (Representations and Warranties of the Existing Equityholders), Section 5.2 (Authorization of Transaction) and Section 5.8 (Brokerage).

(iii) Payments by an Indemnifying Party pursuant to Section 8.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such Claim.

(iv) Under no circumstances (other than as set forth in Section 8.1(b)) will any individual Equityholder be subject to indemnification for Losses under this Agreement in an aggregate amount in excess of the Purchase Price paid to such Equityholder (either in its capacity as an Equityholder or a MCOP Participant) plus any Contingent Payments earned and payable to such Equityholder (either in its capacity as an Equityholder or a MCOP Participant).

(e) Procedure. If a Party seeks indemnification under this ARTICLE VIII,

such Party (the “Indemnified Party”) shall give written notice to the other Party(ies) (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its Liabilities hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party that, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to ARTICLE VIII, the Indemnified Party shall notify promptly the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such Claim, and the Indemnifying Party shall be entitled to control the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a reputable counsel reasonably acceptable to the Indemnified Party; provided that, in the event that the Indemnifying Party elects to control such defense, such Indemnifying Party shall be deemed to have agreed to be fully responsible (with no reservation of rights) for all Losses relating to such claim, subject to the limitations set forth in Section 8.2(d)(ii).

Notwithstanding any provision contained herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the Claim over which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a Claim to which the Indemnified Party reasonably believes an adverse determination would have a material and adverse effect on the Indemnified Party’s reputation or future business prospects, (iv) involves a Claim with respect to Taxes, (v) involves a Claim that the Indemnifying Party failed or is failing to vigorously prosecute or defend or (vi) involves a claim that is reasonably expected to result in liability to the Indemnified Party in excess of the result of (A) the value of the remaining Holdback Shares calculated by multiplying such shares by the Buyer Per Share Price minus (B) the sum of all other Losses specified in any then unresolved indemnification claims made by the Buyer Parties pursuant to this ARTICLE VIII.

If the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense, unless the Indemnifying Party has specifically authorized the employment of such counsel in writing, in which case the fees and expenses of such counsel shall be borne by the Indemnifying Party. Similarly, if the Indemnified Party controls the defense of any such claim, then the Indemnifying Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense. If the Indemnified Party determines in its reasonable discretion that there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party.

In the event that the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall cooperate with the Indemnifying Party in such defense. Similarly, in the event that the Indemnified Party is, directly or indirectly, controlling the defense of any such claim, then the Indemnifying Party shall cooperate with the Indemnified Party in such defense. The Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim.

(f) Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, to the extent that the Indemnified Party is the Buyer, then the Buyer shall first recover the Loss by set off against the Holdback Shares as described above. If the Loss that is to be recovered by a Buyer Party pursuant to the provisions of this ARTICLE VIII (and subject to the limitations set forth herein) exceeds the value of the then-remaining Holdback Shares or if the Indemnified Party is one of the Seller Parties, the Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a Claim hereunder and the Indemnifying Party agrees in writing to pay such Claim.

(g) Tax Treatment of Indemnity Payments. The Parties hereto agree to treat all payments made pursuant to this ARTICLE VIII as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof, except to the extent inconsistent with the laws of a particular jurisdiction.

(h) Contribution. If and to the extent any provision of this ARTICLE VIII is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this ARTICLE VIII that is permissible under applicable legal requirements. Following the Closing, none of the Equityholders shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification made by or on behalf of such Equityholder under this ARTICLE VIII.

(i) Exclusive Remedy. Subject to Section 8.1(b), from and after the Closing, the indemnification provided pursuant to this ARTICLE VIII shall be the sole and exclusive remedy hereto for any Loss resulting from, with respect to or arising out of any breach or claim in connection with this Agreement, any Exhibit or Schedule hereto or any certificate or writing delivered in connection with this Agreement, regardless of the cause of action. Notwithstanding the foregoing, nothing contained in this Agreement shall limit a Party’s right to pursue equitable remedies, including, without limitation, injunctive relief and specific performance in accordance with ARTICLE IX hereof.

ARTICLE IX

ADDITIONAL AGREEMENTS

9.1. Press Releases and Announcements. No press releases related to this Agreement and the transactions contemplated hereby, or other announcements to the employees of the

Company, shall be issued without Buyer’s prior written consent, which consent shall not be unreasonably withheld.

9.2. Further Assurances. Each Equityholder shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the sale and transfer to Buyer of the Company Shares and any other transactions contemplated hereby. In the event of any Claim brought or asserted by Buyer against a third party or brought or asserted by a third party against Buyer, each Equityholder shall cooperate with Buyer and shall provide to Buyer such information, documents or other instruments, and shall do and perform such other acts and things as may be reasonably necessary or desirable, in Buyer’s discretion, to assist with or defend against such Claim.

9.3. Specific Performance. Each Equityholder acknowledges that the Company’s business is unique and recognizes and affirms that in the event of a breach of this Agreement by the Company or such Equityholder, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, each Equityholder agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Company and each such Equityholder’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief, in each case without the requirement of posting a bond or proving actual damages. If any such action is brought by Buyer to enforce this Agreement, each Equityholder hereby waives the defense that there is an adequate remedy at law.

9.4. Expenses. Each of the Parties shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Letter of Intent, this Agreement, the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

9.5. Non-Competition, Non-Solicitation and Confidentiality.

(a) Non-Competition. During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Non-Compete Period”), except as necessary for a Founder Equityholder to perform his services pursuant to any contract between such Founder Equityholder and Buyer (or with the Company or any Affiliate of Buyer), the Founder Equityholders shall not, and shall not authorize any of their respective Affiliates to, directly or indirectly, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) anywhere in the world in any business or activities that the Company conducts or proposes to conduct as of the Closing Date, including, without limitation, (i) developing, implementing, marketing, distributing and selling products and other services competitive with the Business and (ii) the development or sale of any products or services that are competitive with the Products, the Company Intellectual Property Assets or the Business; provided that neither (a) the ownership of less than 2% of the outstanding stock of any publicly traded corporation nor (b) with respect to Dr. Andrew Scharenberg, M.D., any activities related to Dr. Scharenberg’s faculty obligations to the University of Washington or

Seattle Children’s Hospital, shall be deemed to be “engaging” solely by reason thereof in any of such business or activities.

(b) Non-Solicitation. Each Founder Equityholder agrees that, during the Non-Compete Period, without the prior written consent of Buyer, such Founder Equityholder shall not, and shall not authorize any of his Affiliates to, directly or indirectly:

(i) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any employee of the Company or of Buyer and its Affiliates introduced to such Founder Equityholder in connection with this Agreement or the transactions contemplated hereunder;

(ii) solicit or attempt to induce any business relation of Buyer into any business relationship which might materially harm the Company, Buyer or any of their respective Affiliates, or to divert any such business relation to any other entity or Person; or

(iii) disparage the Company, Buyer or any of their respective Affiliates or any of their respective officers, directors, principals or employees.

(c) Confidentiality. Each Equityholder shall treat and hold as confidential any information concerning the business and affairs of the Company that is transferred hereby that is not already generally available to the public, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. Notwithstanding the foregoing, Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 9.5(c) or other act or omission of any Equityholder or (ii) rightfully received after the Closing Date from a third party not under any obligation of confidentiality with respect to such information. In the event that any Equityholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.5(c). If, in the absence of a protective order or the receipt of a waiver hereunder, any Equityholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided that such disclosing Person shall use its reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(d) Non-disclosure. The Parties shall keep confidential the subject matter described herein and the fact that negotiations are taking place until the content and timing of a public announcement are mutually agreed upon or until the Closing, whichever is earlier, and, in such case such public announcement shall be made only pursuant to Section 9.1 except if otherwise required by applicable law, in which case the Party required to make a public disclosure agrees to inform the other Party prior to any disclosure and such disclosure shall be prepared jointly by the Representative and Buyer.

(e) Remedy for Breach. Each Equityholder acknowledges and agrees that in the event of a breach by it (or any of its Affiliates) of any of the provisions of this Section 9.5, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach and notwithstanding anything to the contrary contained herein, Buyer and/or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

(f) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g) Acknowledgment. Each Equityholder acknowledges and agrees that (i) the restrictions contained in this Section 9.5 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and value of, the Company, (ii) the Equityholders are primarily responsible for the creation of such value, and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 9.5.

(h) Obligations. The Company and each Equityholder’s obligations under this Section 9.5 are several and not joint.

9.6. Transitional Assistance. No Equityholder shall in any manner take any action which is designed, intended or would reasonably be anticipated to have the effect of discouraging suppliers, vendors, service providers, employees, lessors, licensors and other business relations of the Company from maintaining the same business relationships with the Company, Buyer and its Affiliates after the date of this Agreement.

9.7. Appointment of Representative.

(a) Powers of Attorney. Each Equityholder irrevocably constitutes and appoints Dr. Andrew Scharenberg, M.D. (the “Representative”) as such Equityholder’s true and lawful agent, proxy and attorney-in-fact and agent and authorizes the Representative acting for such Equityholder and in such Equityholder’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done by such Equityholder or the

Representative hereunder or otherwise in connection with the agreements and transactions contemplated by this Agreement, as fully to all intents and purposes as such Equityholder might or could do in person, including, without limitation:

(i) deliver all notices required to be delivered by such Equityholder under this Agreement, including, without limitation, any notice of a Claim for which indemnification is sought under Section 8.2;

(ii) receive all notices required to be delivered to such Equityholder under this Agreement, including, without limitation, any notice of a Claim for which indemnification is sought under Section 8.2;

(iii) take any and all action on behalf of such Equityholder from time to time as the Representative may deem necessary or desirable to defend, pursue, resolve and/or settle disputes or claims under this Agreement, including, without limitation, Claims for indemnification under Section 8.2 or, subject to Section 2.10 and Exhibit B, claims related to any Contingent Payment;

(iv) vote or consent on behalf of the Equityholders with respect to matters under this Agreement or the transactions contemplated hereby;

(v) administer the Equityholder Representative Fund;

(vi) subject to Section 2.10 and Exhibit B, receive payment of any Contingent Payment from Buyer and make payment of such amounts to the Equityholders in accordance with the terms hereof; and

(vii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he deems necessary or prudent in connection with the administration of the foregoing.

Each Equityholder grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Representative may lawfully do or cause to be done by virtue hereof. The foregoing authorization is granted and conferred in consideration for the various agreements and covenants of the Equityholders and each Equityholder, by executing this Agreement, agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Representative and Buyer and shall survive the death, incapacity, or bankruptcy of such Equityholder. Each Equityholder acknowledges and agrees that upon execution of this Agreement, any delivery by the Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Representative or any decisions made by the Representative pursuant to this Section 9.7, such Person shall be bound by such documents or decision as fully as if such Equityholder had executed and delivered such documents or made such decisions.

(b) Liability. The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Equityholder, except in respect of amounts received on behalf of such Equityholder. The Representative shall not be liable to any Equityholder for any action taken or omitted by him or any agent employed by him hereunder or under any other Transaction Document, or in connection therewith, except that the Representative shall not be relieved of any liability imposed by law for willful misconduct. The Representative shall not be liable to the Equityholders for any apportionment or distribution of payments made by him in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Equityholder to whom payment was due, but not made, shall be to recover from the other Equityholders any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c) Replacement of the Representative. Upon the death, disability or incapacity of the initial Representative appointed pursuant to Section 9.7(a) above, each Equityholder acknowledges and agrees that such Representative’s executor, guardian or legal representative, as the case may be, shall appoint a replacement reasonably believed by such person (and reasonably approved by Buyer) as capable of carrying out the duties and performing the obligations of the Representative hereunder within 30 days. In the event that the Representative resigns for any reason, the Representative shall, subject to Buyer’s approval which shall not be unreasonably withheld or delayed, select another representative to fill such vacancy. Any substituted representative shall be deemed the Representative for all purposes of this Agreement and the other Transaction Documents.

(d) Actions of the Representative; Liability of the Representative. The Company and each Equityholder agrees that Buyer shall be entitled to rely on any action taken by the Representative, on behalf of the Equityholders, pursuant to Section 9.7(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Equityholder as fully as if such Equityholder had taken such Authorized Action. Each of the Equityholders severally and not jointly, on a pro-rata basis based on their respective Percentage Share agree to pay, and to indemnify and hold harmless, each of the Buyer Parties from and against any Losses which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, the Equityholders (and each Equityholder expressly waives and disclaims any such claim against the Buyer Parties). In addition, the Equityholders hereby release and discharge Buyer from and against any liability arising out of or in connection with the Representative’s failure to distribute any amounts received by the Representative on the Equityholders’ behalf to the Equityholders.

(e) Indemnification of Representative. The Representative will receive no compensation for services as the Representative; provided, however, that the Representative shall be entitled to reimbursement of its expenses from the Equityholder Representative Fund. Each Equityholder severally and not jointly, on a pro rata basis based on their respective Percentage Shares, indemnifies the Representative and its agents and holds the Representative and its agents harmless against any Loss incurred in good faith by or on behalf of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative.

(f) Distribution of Equityholder Representative Fund. Upon either (x) the expiration of the Holdback Period, or (y) in the event that as of the date of the expiration of the Holdback Period, Claims have been made against the Holdback Shares that remain subject to dispute, after the date on which (i) the amount of any payment required to be made on account of such disputed Claim is determined by mutual agreement of Buyer and the Representative or (ii) both such amount and the Equityholders’ obligation to pay such amount have been determined by a final judgment of a court having jurisdiction over such proceeding pursuant to the terms of this Agreement, the Representative shall distribute (or cause to be distributed) any funds remaining in the Equityholder Representative Fund to the Equityholders and the MCOP Participants, allocated in accordance with their respective Percentage Shares and MCOP Participant Percentages, respectively, in the same manner as were the Buyer Shares received by such persons at Closing (less applicable withholding Taxes, if applicable).

ARTICLE X

MISCELLANEOUS

10.1. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of Buyer and the Representative or (b) by a waiver in accordance with Section 10.2.

10.2. Waiver. Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracy in the representations and warranties of another Party contained herein or in any document delivered by such Party pursuant hereto or (c) waive compliance with any agreement of another Party or condition to another Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Section 10.2 shall not constitute a waiver of any of such rights. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.3. Notices. All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via facsimile (with hard copy to follow) to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 10.3):

If to the Representative or any Equityholder: Dr. Andrew Scharenberg 1222 NW Norcross Way Seattle, WA 98177 Facsimile: [ ]	with a copy to: Summit Law Group, PLLC 315 Fifth Avenue South, Suite 1000 Seattle, WA 98104 Facsimile: 206-676-7001 Attention: Mark F. Worthington, Esq.

If to Buyer: bluebird bio, Inc. 150 Second Street Cambridge, MA 02141 Facsimile: 339-499-9432 Attention: General Counsel	with a copy to: Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 Facsimile: 617-523-1231 Attention: Michael H. Bison, Esq. and John M. Mutkoski, Esq.

10.4. Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Company, any Equityholder or the Representative, by operation of law or otherwise, without the prior written consent of Buyer. This Agreement shall be assignable by Buyer so long as Buyer remains fully responsible for the performance of its obligations hereunder.

10.5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

10.6. Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Nothing in the Schedules attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. The word

“including” means including without limitation regardless of whether such words are included in some contexts but not others.

10.7. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.8. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Letter of Intent.

10.9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

10.10. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in the Commonwealth of Massachusetts.

10.11. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement; provided, however, that the MCOP Participants shall be third-party beneficiaries of this Agreement to the extent of their interest as such.

10.12. CONSENT TO JURISDICTION. SUBJECT TO SECTION 10.13, THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

10.13. Arbitration. Except as otherwise expressly set forth herein, any dispute, controversy or claim arising under or relating to this Agreement or any breach or threatened breach thereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, subject to the following:

(a) Any Party may demand that any Arbitrable Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other Party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

(b) The arbitration shall be conducted by a panel of three arbitrators, one selected by Buyer, one selected by the Representative and the third to be selected jointly by the arbitrators selected by Buyer and the Representative (collectively, the “Arbitrators”) who shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable. Any arbitration pursuant hereto shall be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrators shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings shall take place in the Commonwealth of Massachusetts.

(c) Except as provided herein (including pursuant to ARTICLE VIII to the extent such items constitute Losses):

(i) each Party shall bear its own “Costs and Fees,” which are defined as all reasonable pre-award expenses of the arbitration, including travel expenses, out-of-pocket expenses (including, but not limited to, copying and telephone) witness fees, and reasonable attorney’s fees and expenses;

(ii) the fees and expenses of the Arbitrators and all other costs and expenses incurred in connection with the arbitration shall be borne equally by the Parties; and

(iii) notwithstanding the foregoing, the Arbitrators shall be empowered to require any one or more of the Parties to bear all or any portion of such Costs and Fees and/or the fees and expenses of the Arbitrators in the event that the Arbitrators determine such Party has acted unreasonably or in bad faith.

(d) The Arbitrators shall have the authority to award any remedy or relief that a court of the Commonwealth of Massachusetts could order or grant, including, without limitation, specific performance of any obligation created under the Transaction Documents, the awarding of Losses, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The Arbitrators shall render their decision and award upon the concurrence of at least two of their number. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each Party. The decision and award of the Arbitrators shall be binding on all Parties. In rendering such decision and award, the Arbitrators shall not add to, subtract from or otherwise modify the provisions of the Transaction Documents and shall make their determinations in accordance therewith. Any Party to the arbitration may seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.

(e) Each Party agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding shall promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order.

(f) Notwithstanding the foregoing, any Party may apply to a court of law or equity for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

10.14. Delivery by Facsimile. This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

10.15. Independent Legal Advice. Each of the Equityholders hereby acknowledges that (a) Goodwin Procter LLP is acting as counsel to Buyer in connection with this Agreement and the transactions contemplated hereby, (b) Summit Law Group, PLLC is acting as counsel to Company in connection with this Agreement and the transactions contemplated hereby, (c) none of such firms is acting as counsel to any of the Equityholders, and (d) each of the Equityholders has been encouraged to seek independent legal advice in respect of their obligations under this Agreement and the other Transaction Documents to which such Equityholder is a party and has either sought and received such advice prior to executing and delivering this Agreement and the other Transaction Documents to which such Equityholder is a party or determined that it does not require such independent legal advice.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed by its respective officer thereunto duly authorized, all as of the day and year first above written.

PRECISION GENOME ENGINEERING, INC.

By:	Laurie Beitz
Name:	Laurie Beitz
Title:	President and COO

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed by its respective officer thereunto duly authorized, all as of the day and year first above written.

BLUEBIRD BIO, INC.

By:	/s/ Nick Leschly
Name:	Nick Leschly
Title:	President and CEO

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed by its respective officer thereunto duly authorized, all as of the day and year first above written.

REPRESENTATIVE:

/s/ Dr. Andrew Scharenberg, M.D.
Dr. Andrew Scharenberg, M.D.

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed by its respective officer thereunto duly authorized, all as of the day and year first above written.

EQUITYHOLDERS:

/s/ Andrew Scharenberg, M.D.	/s/ Jordan Jarjour, Ph.D.
Andrew Scharenberg, M.D.	Jordan Jarjour, Ph.D.

/s/ Rolf P. Scharenberg, Ph.D.	/s/ Alexander (Sasha) Astrakhan, Ph.D.
Rolf P. Scharenberg, Ph.D.	Alexander (Sasha) Astrakhan, Ph.D.

/s/ Raymond Monnat, M.D.	/s/ Barry Stoddard, Ph.D.
Raymond Monnat, M.D.	Barry Stoddard, Ph.D.

/s/ Laurie O. Beitz, M.D.	/s/ Christian Burks, Ph.D.
Laurie O. Beitz, M.D.	Christian Burks, Ph.D.

/s/ David Baker, Ph.D.	/s/ John M. Fluke, Jr.
David Baker, Ph.D.	John M. Fluke, Jr.

/s/ Kyle Havens, Ph.D.	/s/ Tomer Hertz, Ph.D.
Kyle Havens, Ph.D.	Tomer Hertz, Ph.D.

/s/ Michael Certo, Ph.D.	/s/ Michael Mendez
Michael Certo, Ph.D.	Michael Mendez

[Signature Page to Stock Purchase Agreement]